Exhibit 4.76

Dated 26 March 2008

SUPPLEMENTAL AGREEMENT relating to a Term Loan and Revolving Credit Facility of originally US$545,656,899.82 provided by

THE ROYAL BANK OF SCOTLAND plc	(1)
to
TOP SHIPS INC.	(2)

^
NORTON ROSE

Contents

Clause		Page

1	Definitions	1

2	Agreement of the Bank	2

3	Amendments to Principal Agreement	2

4	Representations and warranties	2

5	Conditions	4

6	Security Documents	5

7	Expenses	5

8	Miscellaneous and notices	5

9	Law and jurisdiction	5

Schedule 1 Form of Supplemental Letter		7

Schedule 2 Form of Mortgage Addendum		8

Part (a) Dauntless Mortgage Addendum		9

Part (b) loannis P Mortgage Addendum		10

Schedule 3 Form of Amended and Restated Loan Agreement		11

THIS AGREEMENT is dated 26 March 2008 and is made BETWEEN:

(1)	TOP SHIPS INC. (formerly known as Top Tankers Inc.) with its principal place of business at 1, Vas. Sofias & Meg. Alexandrou Str., 151 24 Maroussi, Greece (the "Borrower"); and

(2)	THE ROYAL BANK OF SCOTLAND plc, acting for the purposes of this Agreement through its office at the Shipping Business Centre, 5-10 Great Tower Street, London, EC3P 3HX, England (the "Bank").

WHEREAS:

(A)
this Agreement is supplemental to a facilities agreement dated 1 November 2005 (the "Original Agreement") made between (1) the Borrower and (2) the Bank as supplemented and amended by a first supplemental agreement dated 21 December 2006 (the "First Supplemental Agreement") and a second supplemental agreement dated 22 January 2008 (the "Second Supplemental Agreement"), each made between (1) the Borrower and (2) the Bank (the Original Agreement as supplemented and amended by the First Supplemental Agreement and the Second Supplemental Agreement and as further supplemented and amended from time to time, the "Principal Agreement") pursuant to which the Bank agreed to make a term loan facility of up to $195,656,899.82 and a revolving credit facility of up to $350,000,000 available to the Borrower upon the terms and conditions set out in the Principal Agreement;

(B)
pursuant to clause 2.4 of the Principal Agreement the Borrower has requested that a part of Facility B be drawndown for the purposes of financing part of the second contract instalments payable under the Contracts relating to the Additional Ships which are newbuildings with hull numbers 5-1025, S-1026, S-1027, S-1029, S-1031 and S-1033 (the "Newbuildings"); and

(C)
the Bank has agreed to the Borrower's request to make available six Advances under Facility B (one Advance per Newbuilding) each in the amount of $5,000,000 subject to the terms of the Principal Agreement including, without limitation, the satisfaction of all relevant conditions precedent and subject to the amendment of the Principal Agreement in the manner set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

     1       Definitions

1.1            Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2            Definitions
In this Agreement, unless the context otherwise requires:
"Effective Date" means 26 March 2008;

"Dauntless Mortgage" means the Mortgage over m.v. "DAUNTLESS" (Official Number 2308) executed by Lefka Shipping Company Limited in favour of the Bank on 3 November 2005

"Dauntless Mortgage Addendum" means the addendum executed or (as the context may require) to be executed by Lefka Shipping Company Limited in favour of the Bank substantially in the form set out in Schedule 2 supplemental to the Dauntless Mortgage;

"loannis P Mortgage" means the Mortgage over m.v. "JOANN'S P" (Official Number 2476) executed by Ilisos Shipping Company Limited in favour of the Bank on dated 9 November 2005;

"loannis P Mortgage Addendum" means the addendum executed or (as the context may require) to be executed by Ilisos Shipping Company Limited in favour of the Bank substantially in the form set out in Schedule 2 supplemental to the loannis P Mortgage;

"Loan Agreement" means the Principal Agreement as amended by this Agreement;

"Mortgage Addenda" means the Dauntless Mortgage Addendum and the loannis P Mortgage Addendum and "Mortgage Addendum" means either of them; and

"Supplemental Letters" means the letters supplemental to the Security Documents executed or (as the context may require) to be executed by the Security Parties who are not party to this Agreement in favour of the Bank in the form set out in Schedule 2,

1.3          Principal Agreement

References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by the First Supplemental Agreement, the Second Supplemental Agreement and this Agreement and words such as "herein", "hereof', "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.4          Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5          Construction of certain terms

Clause 1.4 of the Principal Agreement shall apply to this Agreement mutatis mutandis as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2       Agreement of the Bank

2.1
The Bank, relying upon the representations and warranties on the part of the Borrower contained in clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 26 March 2008 of the conditions contained in clause 5 the Bank agrees to the amendment of the Principal Agreement on the terms set out in clause 3.

    3         Amendments to Principal Agreement

3.1           Amendments

The Principal Agreement shall, with effect from the Effective Date, be (and it is hereby) amended so as to read in accordance with the form of the amended and restated Loan Agreement set out in Schedule 3 and (as so amended) will continue to be binding upon each of the parties hereto in accordance with its terms as so amended and restated. For the avoidance of doubt as at the date of this Agreement Facility A has been fully prepaid by the Borrower and has been cancelled.

3.2           Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

    4         Representations and warranties

4.1           Primary representations and warranties

 The Borrower represents and warrants to the Bank that:
4.1.1         Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and in any of the other Security Documents were true and correct on the date of the Principal Agreement or such other Security Document and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date (and so that the representation and warranty set out in clause 7.1.9 of the Principal Agreement shall refer to the latest audited financial statements of the Borrower delivered under clause 8,1.5 of the Principal Agreement);

4.1.2       Corporate power

the Borrower has power to execute, deliver and perform its obligations under this Agreement and all documents and other instruments to be executed by it in accordance with this Agreement to which it is or is to be a party and all necessary corporate, shareholder and other action has been taken by the Borrower to authorise the execution, delivery and performance of this Agreement and all documents and other instruments to which it is or is to be a party;

4.1.3       Binding obligations

this Agreement constitutes valid and legally binding obligations of the Borrower enforceable in accordance with its terms;

4.1,4       No conflict with other obligations

the execution, delivery and performance of this Agreement by the Borrower will not (a) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject, (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its properties is bound, (c) contravene or conflict with any provision of the constitutional documents of the Borrower or (d) result in the creation or imposition of or oblige the Borrower to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower;

4.1.5         No filings required

save for the registration of the Mortgage Addenda in the Marshall Islands it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4,1.6         Choice of law

the choice of English law to govern this Agreement and the choice of the laws of the Marshall Islands to govern the Mortgage Addenda and the submission by the Borrower to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7         Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by the Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Borrower of its obligations under this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2            Repetition of representations and warranties

Each of the representations and warranties contained in this Agreement, clause 7 of the form of the amended and restated Loan Agreement set out in Schedule 3 and each of the Security Documents shall be deemed to be repeated by the Borrower on the date of execution of this Agreement as if made with reference to the facts and circumstances existing on such day.

    5         Conditions

5.1            Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank of the following conditions precedent in a form and substance satisfactory to the Bank in its sole discretion:

5,1.1         the Supplemental Letters duly executed;

5,1.2         evidence as to the due authority of the person(s) executing this Agreement and the Supplemental Letters;

5.1.3         evidence that the Borrower has properly and validly executed this Agreement and that the provisions of this Agreement is binding upon it;

5.1.4         evidence that each Security Party has properly and validly executed a Supplemental Letter in relation to those Security
Documents to which it is a party and that the provisions of the relevant Supplemental Letter are binding upon it;

5.1.5
evidence that the Borrower and each of the other Security Parties have obtained all consents and authorisations necessary to enable each of them to enter into this Agreement (in the case of the Borrower) and the Supplemental Letters (in the case of the Security Parties) and all documents and other instruments to be executed by each of them in connection therewith or pursuant thereto;

5.1.6	evidence that the Borrower, each Owner and the Manager are in good standing under the laws of the Marshall Islands;

5.1.7	evidence that the Mortgage Addenda have been properly and validly executed and registered against the relevant Ship through the Registry;

5.1,8
a legal opinion in relation to the laws of the Marshall Islands in favour of the Bank confirming (inter alia) the due execution of this Agreement, the Supplemental Letters and the Mortgage Addenda; and

5.1.9	an original or certified true copy of a letter from the Borrower's agent for receipt of service of proceedings accepting its appointment under this Agreement as the Borrower's process agent.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing on the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Security Documents

The Borrower further acknowledges and agrees, for the avoidance of doubt, that:

6.1.1
each of the Security Documents to which it is a party, and its respective obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement; and

6.1.2
with effect from the Effective Date, references to "the Agreement" or "the Loan Agreement" in any of the Security Documents to which each is a party shall henceforth be reference to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended.

7	Expenses

The Borrower hereby undertakes to pay all legal and other expenses or disbursements incurred by the Bank in the negotiation, preparation and execution of this Agreement and in connection with the fulfilment of the conditions specified in clause 5,

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 16.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8.2	Third Party Rights

No term of this Agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

8.3	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Law and jurisdiction

9.1	Law

This Agreement shall be governed by, and construed in accordance with, English law.

9.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Top Tankers (U.K.) Limited at present of 8 Duke Street, London W1 U 3EW, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered on the date first above written.

Scheduel 1
Form of Supplemental Letter

Scheduel 1
Form of Mortgage Addendum

Part (a)

Dauntless Mortgage Addendum

Part (a)

Ioannis P Mortgage Addendum

Scheduel 3
Form of Amended and Restated Loan Agreement

Private & Confidential
As amended and restated by a Supplemental Agreement dated 26 March 2008 Dated 1 November 2005 _____________________
TOP SHIPS INC. (1) and THE ROYAL BANK OF SCOTLAND plc (2)

____________________________ FACILITIES AGREEMENT Term Loan and Revolving Credit Facility of originally US$545,656,899.82 _____________________________

NORTON ROSE

Contents
Clause                                                                                 Page

1	Purpose and definitions	1
2	The Facilities	15
3	Interest and Interest Periods	18
4	Repayment, prepayment and reborrowing	20
5	Commitment commission, fees and expenses	24
6	Payments and taxes; accounts and calculations	25
7	Representations and warranties	26
8	Undertakings	31
9	Conditions	43
10	Events of Default	45
11	Indemnities	49
12	Unlawfulness and increased costs	50
13	Security and set off	51
14	Accounts	52
15	Assignment, transfer and lending office	54
16	Notices and other matters	55
17	Governing law and jurisdiction	56

Schedule 1 Part 1 - Initial Ships	57

Part 1 - Initial Ships	57
Part 2 - Additional Ship Selection Criteria	59
Part 3 - Maximum amount of Intra-Group Loan per Initial Ship	60
Part 4 - Details of Initial Owners	61

Part 1 - Form of Cyprus Mortgage	79
Part 2 - Form of Liberian/Marshall Islands Mortgage	80

Schedule 12 Form of Deed of Covenant	81
Schedule 13 Forms of General Assignments	82

Part 1 - Form of Cyprus General Assignment	82
Part 2 - Form of Liberian/Marshall Island General Assignment	83

Schedule 14 Form of Operating Accounts Charge	84
Schedule 15 Form of Manager’s Undertaking	85

THIS AGREEMENT is dated                                   2005 and made BETWEEN:

(1)	TOP SHIPS INC. as borrower (the “Borrower”); and

(2)	THE ROYAL BANK OF SCOTLAND plc as bank (the “Bank”).

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower (i) a term loan facility of up to one hundred and ninety five million six hundred and fifty six thousand eight hundred and ninety nine Dollars and eighty two cents ($195,656,899.82) which is to be applied by the Borrower in making available to the relevant Initial Owners intra-group loans under Intra-Group Loan Agreements to assist in refinancing part of the existing indebtedness on the Initial Ships and (ii) a revolving credit facility originally of up to three hundred and fifty million dollars ($350,000,000) which has been reduced on 3 August 2006 to one hundred and fifty eight million Dollars ($158,000,000) and shall be further reduced on 26 March 2008 to one hundred and twenty three million Dollars ($123,000,000) which is to be applied by the Borrower (a) to the extent of one hundred and forty four million Dollars ($144,000,000) in making available to the relevant Initial Owners intra-group loans under Intra-Group Loan Agreements to assist in refinancing part of the existing indebtedness of the Initial Ships and (b) any balance from time to time in making available to the Additional Owners intra-group loans under Intra-Group Loan Agreements to allow the Additional Owners to finance part of the purchase price of the Additional Ships and Expected Project Costs in accordance with the Additional Ship Selection Criteria.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Additional Cost” means in relation to any period a percentage calculated for such period at an annual rate determined by the application of the formula set out in Schedule 4;

“Additional Cost Rate” has the meaning given to it in Schedule 4;

“Additional Owner” means any company incorporated in a jurisdiction, capitalised, structured and managed in a manner acceptable to the Bank in its sole discretion which becomes the owner of an Additional Ship;

“Additional Ship Selection Criteria” means, in relation to an Additional Ship, the selection criteria for such Additional Ship set out in Part 2 of Schedule 1 or such other criteria for an Additional Ship which are approved by the Bank at the request of the Borrower from time to time;

“Additional Ships” means the additional ships which meet the Additional Ship Selection Criteria purchased or (as the context may require) to be purchased by an Additional Owner with the prior written approval of the Bank and “Additional Ship” means any of them;

“Advance” means each borrowing of a proportion of the Commitment by the Borrower (whether being an Advance constituting Facility A or forming part of Facility B) or, as the context may require, the principal amount of such borrowing for the time being outstanding and “Advances” means all of them;

“Approved Shipbrokers” means Braemar Seascope Ltd, Clarksons, Fearnleys AS or any other independent firm or firms of shipbrokers appointed by the Bank and “Approved Shipbroker” means any of them;

“Assignee” has the meaning ascribed thereto in clause 15.3;
“Assignment of Intra-Group Loan Agreements” means the assignment executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form set out in Schedule 9;

“Bank” means The Royal Bank of Scotland plc whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting for the purposes of this Agreement through its office at the Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX, England (or of such other address as may last have been notified to the Borrower pursuant to clause 15.6) and includes its successors in title and permitted assignees and transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Top Ships Inc. a corporation incorporated in the Marshall Islands with its principal place of business at 1 Vas. Sofias & Meg. Alexandrou Str., 151 24 Marroussi, Greece and includes its successors in title;

“Borrower’s Group” means the Borrower and its Related Companies;

“Borrower’s Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

“Builder” means, in relation to an Additional Ship which is a newbuilding, the builder of that Additional Ship and includes its successors in title and “Builders” shall be construed accordingly;

“Classification” means:

(a)	in relation to an Initial Ship, the classification set out in Part 1 of Schedule 1; and

(b)	in relation to any Additional Ship, the highest class available to vessels of its type with the relevant Classification Society,

or, in each case, such other classification as the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification in relation to such Ship for the purposes of the Security Documents;

“Classification Society” means:

(a)	in relation to an Initial Ship, the classification society set out in Part 1 of Schedule 1; and

(b)	in relation to any Additional Ship, a classification society which is a member of the International Association of Classification Societies,

or, in each case, such other classification society which the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Ship for the purposes of the Security Documents;

“Commercial Manager” means Top Tanker Management Inc. with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed by the Borrower, with the prior written consent of the Bank, as the commercial manager of the Ships and includes its successors in title and assignees;

“Committed Facility B Amount” means that part of the Total Facility B Commitment that shall have been made available by the Bank to the Borrower either as the Initial Revolving Amount or as an Advance to acquire Additional Ship(s) as the same may be reduced on each Reduction Date and as advised by the Bank to the Borrower from time to time;

“Commitment” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being in total five hundred and forty five million six hundred and fifty six thousand eight hundred and ninety nine Dollars and eighty two cents ($545,656,899.82) at the date of this Agreement;

“Compliance Certificate” means each certificate received by the Bank from the Borrower pursuant to clause 8.1.6 substantially in the form set out in Schedule 5 confirming compliance by the Borrower of the financial covenants contained at clause 8.5 of this Agreement and duly signed by an authorised signatory of the Borrower;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Contract” means:

(a)
in relation to any second-hand Additional Ship, the memorandum of agreement or other contract for the sale and purchase of such Ship (to be in a form and substance satisfactory to the Bank) made or (as the context may require) to be made, between the Seller of such Ship and the relevant Owner as buyer of such Ship; and

(b)
in relation to any Additional Ship which is a newbuilding, a shipbuilding contract made between the relevant Builder of such Additional Ship and the relevant Additional Owner of that Additional Ship and/or the relevant Seller of that Additional Ship (to be in a form and substance satisfactory to the Bank) and as the same may subsequently be supplemented and/or amended, and “Contracts” means all of them;

“Contract Assignment Consent and Acknowledgements” means the acknowledgements of notice of, and consent to, the assignment in respect of a Contract relative to an Additional Ship which is a newbuilding to be given by the relevant Builder, in the form scheduled to the relevant Pre-delivery Security Assignment;

“Contract Instalment Advance” means, in relation to any Additional Ship which is a newbuilding, an Advance of Facility B made, or to be made, to finance the payment of an instalment of the relevant Contract Price falling due before the Delivery Date for that Additional Ship;

“Contract Price” means in relation to any Additional Ship, the price payable by the relevant Owner to the relevant Builder or Seller (as appropriate) in accordance with the relevant Contract;

“Credit Support Document” has the meaning given to that expression in Section 14 of the Master Swap Agreement and as set out in paragraph (f) of Part 4 of the Schedule to the Master Swap Agreement;

“Credit Support Provider” means any person defined as such in the Master Swap Agreement pursuant to Section 14 of the Master Swap Agreement;

“Dauntless” means the vessel m.t. “DAUNTLESS” owned by the Dauntless Borrower and registered under Marshall Islands flag under Official Number 2308;

“Dauntless Borrower” means Lefka Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Deeds of Covenant” means, where appropriate, all of the deeds of covenant collateral to the Mortgages executed or (as the context may require) to be executed by the Owners in favour of the Bank in the form set out in Schedule 12 and “Deed of Covenant” means any of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery” means the delivery of a Ship to, and the acceptance of the relevant Ship by the relevant Owner pursuant to the relevant Contract;

“Delivery Date” means, in relation to each Additional Ship, the date on which such Ship is delivered to the relevant Owner in accordance with the relevant Contract;

“Delivery Date Advance” means, in relation to an Additional Ship which is a newbuilding, an Advance of Facility B made, or to be made, to finance the instalment of the Contract Price falling due on the Delivery Date for that Additional Ship;

“DOC” means a document of compliance issued to the Operator in accordance with the ISM Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Doubtless” means the vessel m.t. “DOUBTLESS” owned by the Doubtless Borrower and registered under the Liberian flag under Official Number 9363;

“Doubtless Borrower” means Falakro Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period,  on which an Advance is, or is to be, made;

“Drawdown Notice” means a notice substantially in the terms of Schedule 2;

“Drawdown Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement and ending on the Termination Date relative to Facility A; and

(b)	in relation to Facility B, the period from and including the date of this Agreement and ending on the Termination Date relative to Facility B,

or, in each case, the period ending on such earlier date (if any) on which (i) the aggregate of all of the Advances is, in the case of Facility A, equal to the Commitment or (ii) the Commitment is reduced to zero pursuant to clauses 10.2 or 12;

“Earnings” means, in relation to each Ship, all moneys whatsoever from time to time due or payable to the relevant Owner of such Ship during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the relevant Owner in the event of requisition of such Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship and any sums recoverable under any loss of earnings insurance;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Endless” means the vessel m.t. “ENDLESS” owned by the Endless Borrower and registered under the Marshall Islands flag under Official Number 2040;

“Endless Borrower” means Litochoro Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1  and includes its successors in title;

“Environmental Claim” means:

(a)	any and all enforcement, clean-up, removal or other governmental or regulatory action or order or claim instituted or made pursuant to any Environmental Law or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill;

“Environmental Incident” means any Spill:

(a)	from any Fleet Vessel; or

(b)	from any other vessel in circumstances where:

(i)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(ii)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claims;

“Environmental Laws” means all laws, regulations and conventions concerning pollution or protection of human health or the environment;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Existing Loan Agreement” means the loan agreement dated 2 February 2005 (as supplemented and amended from time to time) made between (inter alia) the Initial Owners and the Bank in connection with a loan of up to four hundred and twenty four million seven hundred and ninety four thousand Dollars ($424,794,000);

“Expected Project Costs” means:

(a)
in connection with the construction of an Additional Ship, all reasonable pre-delivery costs up to the Delivery Date of such Additional Ship which have been approved by the Bank in its sole discretion;

(b)	in connection with the acquisition of an Additional Ship from a Seller, the deposit payable in respect of such Additional Ship pursuant to the relevant Contract in an amount approved by the Bank; and

(c)	all interest paid by the Borrower on the relevant Advance under clause 3 of this Agreement up to the Delivery Date of such Additional Ship;

        “Facility” means Facility A or Facility B and “Facilities” means both of them;

“Facility A” means the term loan facility made available under this Agreement as described in clause 2.3 or the principal amount outstanding for the time being under Facility A;

“Facility B” means the revolving credit facility made available under this Agreement as described in clause 2.4 or the principal amount outstanding for the time being under Facility B;

“Facility B Repayment Amount” means an amount determined by multiplying that part of the Loan forming Facility B by the same percentage as the Total Facility B Commitment is being reduced on each Reduction Date:

“Fair Market Value” means, in relation to each Ship, the fair market value of such Ship determined in accordance with clause 8.2.2;

“Faithful” means the vessel m.t. “FAITHFUL” owned by the Faithful Borrower and registered under the Marshall Islands flag under Official Number 1689;

“Faithful Borrower” means Gramos Shipping Company Inc., a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Faultless” means the vessel m.t. “FAULTLESS” owned by the Faultless Borrower and registered under Liberian flag under Official  Number 12601;

“Faultless Borrower” means Parnasos Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Final Reduction Date” means 31 August 2013;

“Final Repayment Date” means in relation to Facility A 30 November 2012 and in relation to Facility B 31 August 2013;

“First Supplemental Agreement” means the agreement dated 21 December 2006 supplemental to this Agreement made between (1) the Borrower and (2) the Bank;

“Flag State” means:

(a)
in relation to an Initial Ship, the flag state set out in Part 1 of Schedule 1 or such other state or territory designated in writing by the Bank, at the request of the Borrower or an Owner, as being the “Flag State” of that Owner’s Ship for the purposes of the Security Documents; or

(b)
in relation to an Additional Ship any of the flag states as set out in Part 1 of Schedule 1, or such other state or territory designated in writing by the Bank, at the request of the Borrower or the Owner, as being the “Flag State” of that Owner’s Ship for the purposes of the Security Documents;

“Flawless” means the vessel m.t. “FLAWLESS” owned by the Flawless Borrower and registered under the Liberian flag under Official Number 9475;

“Flawless Borrower” means Pylio Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Fleet Vessel” means each of the Ships and any other vessel owned, operated, managed or crewed by any member of the Borrower’s Group;

“GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

“General Assignments” means, where appropriate, all of the general assignments collateral to the Mortgages executed or (as the context may require) to be executed by the Owners in favour of the Bank in the form set out in Schedule 13 and “General Assignment” means any of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Initial Owners” means, in relation to each Initial Ship, the Owner of that Initial Ship set out in Part 1 of Schedule 1 and “Initial Owner” means any or all of them;

“Initial Revolving Amount” means the Advance forming part of Facility B of up to one hundred and forty four million Dollars ($144,000,000);

“Initial Ships” means the initial ships whose names and particulars are set out in Part 1 of Schedule 1 and “Initial Ship” means any of them;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to any Advance, Facility A, Facility B or the Loan as the case may be, each period for the calculation of interest in respect of such Advance, Facility A, Facility B or the Loan ascertained in accordance with clauses 3.2 and 3.3;

“Intra-Group Loan Agreements” means the loan agreements in a form and substance acceptable to the Bank executed or (as the context may require) to be executed by the Borrower and each Owner relating to the intra-group loan to be made available by the Borrower to each Owner to enable each such Owner to finance the acquisition and/or refinancing of the relevant Ship in the form set out in Schedule 8 and “Intra-Group Loan Agreement” means any of them;

 “ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to Resolutions A924(22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Ship under the provisions of the ISPS Code;

“LIBOR” means, in relation to a particular period, the rate determined by the Bank to be that at which deposits in Dollars and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by the Bank to prime banks in the London Interbank Market at the time the rate is fixed in accordance with clauses 3.2 and 3.3 hereof on the second Banking Day before the first day of such period, provided that if the Borrower shall at any time enter into any Transaction(s) under the Master Swap Agreement, LIBOR shall (during the period when any such Transaction(s) are effective and for an amount equal to the notional amount of such Transaction(s)) be the rate for deposits in Dollars for a period equivalent to such period at or about 11 a.m. on the second Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985));

“Limitless” means the vessel m.t. “LIMITLESS” owned by the Limitless Borrower and registered under the Marshall Islands flag under Official Number 2034;

“Limitless Borrower” means Mytikas Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Loan” means the aggregate principal amount owing to the Bank under this Agreement at any relevant time whether forming part of Facility A or Facility B;

“Management Agreements” means the agreements executed or (as the context may require) to be executed between the relevant Owner and the Manager in a form previously approved in writing by the Bank or any other agreement previously approved in writing by the Bank between the relevant Owner and the Manager providing (inter alia) for the Manager to manage the Ships and “Management Agreement” means any of them;

“Managers” means the Commercial Manager and the Technical Manager and “Manager” means either of them;

“Manager’s Undertaking” means an undertaking executed or (as the context may require) to be executed by the Commercial Manager and/or the Technical Manager in favour of the Bank as a condition precedent to the approval of the appointment of the Manager as manager of a Ship, such undertaking to be in the form set out in Schedule 15 and “Manager’s Undertakings” means all of them;

“Margin” means:

(a)	up until 26 March 2008 the margin listed in the following table which shall be adjusted at each Margin Set Date:

Facility	Loan/Security Value Ratio	Margin
Facility A	≤ 60%	0.875%
Facility B	≤ 60%	0.85%
Loan	>60%	1.0%

and

(b)              from 26 March 2008, 1.25%;

“Margin Set Date” means the initial Drawdown Date, 31 December 2005 and each of the dates falling at quarterly intervals thereafter.

“Master Swap Agreement” means the agreement dated 2 February 2005 as amended and novated pursuant to a Novation agreement dated 28 October 2005 and made between (inter alia) the Borrower and the Bank or (as the context may require) in the form or substantially in the form set out in Schedule 6, and any Confirmations (as defined therein) supplemental thereto;

“Master Swap Agreement Security Deed” means the deed executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form set out in Schedule 7;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to each Ship, a first priority statutory mortgage or first preferred mortgage of such Ship executed or (as the context may require) to be executed by the relevant Owner in favour of the Bank in the form set out in Schedule 11 and “Mortgages” means all of them;

“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and the Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.5 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Noiseless” means the vessel m.t. “NOISELESS” owned by the Noiseless Borrower and registered  under Marshall Islands flag under Official Number 2234;

“Noiseless Borrower” means Imitos Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Operating Account Charges” the charges of the Operating Accounts executed or (as the context may require) to be executed by the Borrower and each Owner in favour of the Bank in respect of each Operating Account in the form set out in Schedule 14 and “Operating Account Charge” means any of them;

        “Operating Accounts” means

(a)	in relation to an Initial Owner and the Borrower, the accounts with account numbers as set out in Part 1 of Schedule 1; and

(b)	in relation to any Additional Owner, accounts of the Borrower and such Owner opened or (as the context may require) to be opened by the Borrower and such Owner with the Bank and includes any other account designated in writing by the Bank to be an Operating Account for the purposes of this Agreement and “Operating Account” means any of them;

“Operator” means any person who is at any time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owners” means the Initial Owners and the Additional Owners and “Owner” means any of them;

“Owner’s Guarantee” means, in relation to each Owner, a guarantee issued or (as the context may require) to be issued by that Owner in favour of the Bank in the form set out in Schedule 10 or in such other form as the Bank may from time to time require as (inter alia) security for the Loan and “Owner’s Guarantees” means all of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship);

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws;

“Priceless” means the vessel m.t. “PRICELESS” owned by the Priceless Borrower and registered under Marshall Islands flag under Official Number 1598;

“Priceless Borrower” means Kisavos Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of  Schedule 1 and includes its successors in title;

“Pre-delivery Security Assignment” means, in relation to any Additional Ship which is a newbuilding, an assignment of the relevant Contract and the relevant Refund Guarantee with respect to that Additional Ship executed or (as the context may require) to be executed by the relevant Owner of that Additional Ship in favour of the Bank in a form and substance acceptable to the Bank in its sole discretion and “Pre-delivery Assignments” means all of them;

“Protocol of Delivery and Acceptance” means, in relation to any Additional Ship, the protocol of delivery and acceptance to be signed by or on behalf of the relevant Seller and the relevant Owner as buyer of such Ship evidencing the delivery and acceptance of such Ship pursuant to the relevant Contract, such protocol to be in a form satisfactory to the Bank;

“Reduction Date” means in relation to Facility B 30 November 2008 and each of the dates falling at three (3) monthly intervals thereafter up to and including the Final Reduction Date;

“Refund Guarantee” means, in relation to any Additional Ship which is a newbuilding, the guarantee issued or to be issued by the relevant Refund Guarantor in respect of the relevant Builder’s obligations under the relevant Contract and any further guarantee(s) to be issued by such Refund Guarantor in respect of such obligations, pursuant to any agreement supplemental to the relevant Contract, and any extensions, renewals or replacements thereto or thereof and “Refund Guarantees” means all of them;

“Refund Guarantee Assignment Consent and Acknowledgements” means the acknowledgements of notice, and consent to, the assignment in respect of any Refund Guarantee to be given by the relevant Refund Guarantor in the form scheduled to the relevant Pre-delivery Security Assignment;

“Refund Guarantor” means, in relation to any Refund Guarantee, the refund guarantor stipulated under the relevant Contract and includes its successors in title (which shall be acceptable to the Bank in its sole discretion) and “Refund Guarantors” shall be construed accordingly;

“Registry” means the office of the registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State through the relevant Registry;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Repayment Dates” means (subject to clause 6.3):

(a)	in relation to Facility A, 30 November 2005 and each of the dates falling at six (6) monthly intervals thereafter up to and including the Final Repayment Date relative to Facility A; and

(b)	in relation to Facility B, 30 November 2008 and each of the dates falling at three (3) monthly intervals thereafter up to and including the Final Repayment Date relative to Facility B;

“Requisition Compensation” means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of a Ship;

“Second Supplemental Agreement” means the agreement dated 22 January 2008 supplemental to this Agreement made between, among others, (1) the Borrower and (2) the Bank;

“Security Documents” means this Agreement as supplemented and amended by the First Supplemental Agreement and the Second Supplemental Agreement, the Master Swap Agreement, the Assignment of the Intra-Group Loan Agreement, the Mortgages, the Deeds of Covenant, the General Assignments, the Owner’s Guarantees, the Operating Account Charges, the Master Swap Agreement Security Deed, the Manager’s Undertakings, any Pre-Delivery Security Assignment, any Contract Assignment Consent and Acknowledgements, any Refund Guarantee Assignment Consents and Acknowledgements, the Supplemental Agreement and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement) as such document may be supplemented or amended from time to time;

“Security Party” means the Borrower, any Builders, any Refund Guarantors, the Owners, the Managers or any other person who may at any time be a party to any of the Security Documents (other than the Bank) or any of them;

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

“Security Requirement” means, subject to the provisions of clause 4.5, the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is at any relevant time one hundred and thirty per cent (130%) (or for the purposes of clause 4.5 only one hundred and sixty seven per cent (167%)) of (a) the Loan and (b) the notional or actual costs as certified by the Bank in its discretion at any relevant time of cancelling, netting out, terminating, liquidating, transferring or assigning the rights, benefits and obligations created by any Transaction or the Master Swap Agreement;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which, at any relevant time, is the aggregate of (a) the charter-free market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2; (b) the value of any Additional Ships which are newbuildings as most recently determined in accordance with clause 8.2.2 less any part of the Contract Price which has not been paid by the Borrower or the relevant Owner to the relevant Builder under the relevant Contract; and (c) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;

“Seller” means in relation to any Additional Ship the relevant Seller or Builder of such Additional Ship “Sellers” means all of them;

“Shareholders” means in relation to the Borrower, Kingdom Holdings Inc. and Sovereign Holdings Inc. each of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

“Ship Security Documents” means in respect of each Ship the relevant Mortgage, the relevant Deed of Covenant and/or General Assignment and the relevant Manager’s Undertakings and in the case of an Additional Ship which is a newbuilding the relevant Pre-delivery Security Assignment and “Ship Security Document” means any of them;

“Ships” means the Initial Ships and the Additional Ships and “Ship” means any of them;

“SMC” means a safety management certificate issued in respect of each Ship in accordance with rule 13 of the ISM Code;

“Soundless” means the vessel m.t. “SOUNDLESS” owned by the Soundless Borrower and registered under Marshall Islands flag under Official Number 2309;

“Soundless Borrower” means Agrafa Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment;

“Spotless” means the vessel m.t. “SPOTLESS“ owned by the Spotless Borrower and registered under the Liberian flag under Official Number 9361;

“Spotless Borrower” means Idi Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Subsidiary” of a person incorporated outside England and Wales means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Supplemental Agreement” means the agreement dated 26 March 2008 supplemental to this Agreement and made between the Borrower and the Bank;

“Taintless” means the vessel m.t. “TAINTLESS” owned by the Taintless Borrower and registered under Marshall Islands flag under Official Number 2307;

“Taintless Borrower” means Giona Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Technical Manager” means:

(a)	in relation to Dauntless, Endless, Faithful, Faultless, Limitless, Noiseless, Priceless, Taintless and Timeless V.Ships Management Limited of Eaglehurst, Belmont Hill, Douglas, Isle of Man;

(b)	in relation to Doubtless, Flawless, Spotless and Vanguard, Hanseatic Shipping Co. Ltd of 284, Archbishop Makarios III Avenue, Limassol, Cyprus; and

(c)	in relation to Soundless and Topless, Top Tanker Management Inc. with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960,

or any other person appointed by the Commercial Manager, with the prior written consent of the Bank (not to be unreasonably withheld), as the technical manager of the Ships and includes its successors in title and assignees and “Technical Managers” shall be construed accordingly;

“Termination Date” means:

(a)	in relation to Facility A, 14 November 2005; and

(b)	in relation to Facility B, the earlier of (i) the date which falls ten (10) years after the date of this Agreement and (ii) the Final Repayment Date;

“Timeless” means the vessel m.t. “TIMELESS“ owned by the Timeless Borrower and registered under the Liberian flag under Official Number 9480;

“Timeless Borrower” means Taygetus Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Topless” means the vessel m.t. “TOPLESS” owned by the Topless Borrower and registered under Marshall Islands flag under Official Number 2310;

“Topless Borrower” means Agion Oros Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title;

“Total Facility A Commitment” means the sum of one hundred and ninety five million six hundred and fifty six thousand eight hundred and ninety nine Dollars and eighty two cents ($195,656,899.82) at the date of this Agreement;

“Total Facility B Commitment” means:

(a)	from 1 November 2005 up until 2 August 2006 the aggregate amount of three hundred and fifty million Dollars ($350,000,000);

(b)	from 3 August 2006 up until 19 March 2008 the aggregate amount of one hundred and fifty eight million Dollars ($158,000,000); and

(c)	from 26 March 2008 the aggregate amount of one hundred and twenty three million Dollars ($123,000,000) at the date of this Agreement,

as the same may be reduced on each Reduction Date;

“Total Loss” in relation to a Ship means:

(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within fifteen (15) days after the occurrence thereof;

“Transactions” shall have the same meaning as ascribed thereto in the Master Swap Agreement;

“Transferee” has the meaning ascribed thereto in clause 15.4;

“Underlying Documents” means the Contracts, the Management Agreements and the Refund Guarantees;

“United Kingdom” means Great Britain and Northern Ireland;

“Vanguard” means the vessel m.t. “VANGUARD“ owned by the Vanguard Borrower and registered under the Cyprus flag under Official Number 709465; and

“Vanguard Borrower” means Pageon Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Part 4 of Schedule 1 and includes its successors in title.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and Schedules are to be construed as references to clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7
references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	The Facilities

2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrower upon and subject to the terms of this Agreement:

(a)	a Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitment; and

(b)	a Dollar revolving credit and term loan facility in an aggregate amount equal to the Total Facility B Commitment,

(c)
in the aggregate principal sum of originally up to five hundred and forty five million six hundred and fifty six thousand eight hundred and ninety nine Dollars and eighty two cents ($545,656,899.82) and from 26 March 2008 up to one hundred and twenty three million Dollars ($123,000,000).

2.2	Drawdown

Subject to the terms and conditions of this Agreement, each Advance thereof shall be made to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. on the second Banking Day before the proposed Drawdown Date relative to such Advance which shall be a Banking Day falling within the Drawdown Period on which such Advance is intended to be made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.  No Advances shall be available after the Termination Date, and subject to the provision of this Agreement more than one Advance may be made on the same date.

2.3	Facility A

2.3.1	Facility A shall be made in one Advance on a Banking Day falling within the Drawdown Period.

2.3.2	Facility A shall be made available solely for the purpose set out in 1.1(i).

2.3.3	The Advance constituting Facility A shall be made in accordance with clause 6.2 and the maximum amount of such Advance shall be $195,656,899.82 or such other amount as may be agreed by the Bank.

2.3.4
The Advance constituting Facility A (together with the Advance constituting the Initial Revolving Amount) shall be applied in refinancing each Initial Ship in the amount set out alongside that Initial Ship in Part 3 of Schedule 1.

2.4	Facility B

2.4.1
Each Advance of Facility B may only be made on Banking Days falling during the Drawdown Period and the amount of each Advance of Facility B shall, subject to the following provisions of this clause 2.4, be for such amount as is specified in the Drawdown Notice of that Advance.

2.4.2
The Initial Revolving Amount of Facility B shall be made available in one Advance solely for the purpose set out in 1.1(ii)(a) and shall be advanced at the same time as the Advance constituting Facility A and shall when aggregated with Facility A refinance the entire amount outstanding under the Existing Loan Agreement.

2.4.3	Each Advance of Facility B shall be made solely for the purpose set out in clause 1.1(ii).

2.4.4	Each Advance constituting part of Facility B shall be made in accordance with clause 6.2 but so that:

(i)	Facility B shall never exceed $350,000,000 up until 26 March 2008 and thereafter shall never exceed $123,000,000; and

(ii)	the Initial Revolving Amount shall be up to $144,000,000 or such other amount as agreed by the Bank.

2.4.5
No part of Facility B (other than the Initial Revolving Amount to be made available with the Advance constituting Facility A) shall be made available unless the vessel which the relevant Additional Owner intends to acquire using the relevant intra-group loan from the Borrower has been approved by the Bank in its sole discretion as an Additional Ship, which approval may only be granted by the Bank if the relevant vessel has met all the Additional Ship Selection Criteria.  In relation to the acquisition by an Additional Owner of a vessel the Borrower shall be required to follow the procedure set out below:

(a)
if the Borrower wishes to drawdown any part of Facility B the Borrower shall first send to the Bank a request (the “Request”) which shall include the information described below and, if so required by the Bank, a copy of the inspection report for the relevant vessel;

(b)	where the Request relates to a second-hand vessel, the Request shall include the following information:

Name of vessel
Flag
Official Number
IMO Number
Purchase price
Year built
Type of vessel
Gross tonnage/net tonnage
Deadweight/cubic capacity/TEU of vessel
Classification Society
Class
Seller
Expected delivery date
Charter information (if any), including name and credit rating (if any) of charterer, charter rate, % commission, period of charter, options (if any)
Typical running costs for this type of vessel
Next drydock: expected date of drydock and estimated amount
Date of next special survey
Requested loan amount
Lightweight displacement of vessel;

(c)	where the Request relates to a vessel which is a newbuilding, the Request shall include the following information:

Builder
Hull No.
Type of vessel
Gross tonnage/net tonnage
Deadweight/cubic capacity/TEU of vessel
Date of Contract
Date keel laid
Original Contract Price
Purchase price
Payment terms under Contract
Seller
Scheduled delivery date

Date when Buyer has option to cancel the Contract for excessive delay
Name of Refund Guarantor
Type of Refund Guarantee
Classification Society
Class
Flag on delivery.

2.4.6
With respect to any vessel to be financed under Facility B, the Bank will use its best efforts to respond to any Request as soon as possible but in any event within five (5) Banking Days of the receipt of the Request.

2.4.7	No Advance of Facility B shall:

(a)
exceed whichever shall be the lesser of (i) the Contract Price of the Additional Ship to be financed by way of such Advance of Facility B and (ii) the Fair Market Value of the Additional Ship to be financed by way of such Advance of Facility B and in the case where the Additional Ship is a newbuilding, the Expected Project Costs approved by the Bank in its sole discretion; nor

(b)	be applied in financing any Additional Ship which has not been approved by the Bank as an Additional Ship (the “Approval”) in accordance with clauses 2.4.5 and 2.4.6.

2.4.8
In relation to an Additional Ship which is a newbuilding, Contract Instalment Advances and a Delivery Date Advance for that Additional Ship shall be in sums of up to the amounts set out in the relevant Contract and applied in or towards payment of the instalment of the Contract Price for that Additional Ship and may be made on any Banking Day falling within the Drawdown Period relative to Facility B up to and in the case of the Delivery Date Advance upon the Delivery Date for that Additional Ship subject to the relevant instalment of the Contract Price for that Additional Ship having become due and payable by the relevant Owner under such Contract.

2.4.9
Any Advance constituting a Contract Instalment Advance or a Delivery Date Advance shall be applied in paying such relevant instalment of the relevant Contract Price and shall be paid by the Bank to the relevant Builder or, as the case may be, Seller and any Advance which is to be applied in meeting Expected Project Costs approved by the Bank in its sole discretion shall be paid by the Bank to the credit of the relevant Operating Account as appropriate.

2.4.19	Each Advance of Facility B shall be subject to:

(a)	the ratio of the Loan to the Fair Market Value of all the Mortgaged Ships not exceeding 75% both prior to and immediately following the drawdown of the relevant Advance of Facility B; and

(b)	the aggregate of all Advances of Facility B drawndown at any relevant time never exceeding the Total Facility B Commitment; and

(c)	the making of such Advance of Facility B not resulting in the Security Value being less than the Security Requirement.

2.4.11
The parties hereby agree that from 26 March 2008 Facility A is cancelled and no further Advances shall be made under Facility B other than those Advances that the Bank has agreed to make for the purposes of financing part of the second contract instalments payable under the Contracts relating to the Additional Ships which are newbuildings with hull numbers S-1025, S-1026, S-1027, S-1029, S-1031 and S-1033 (the “Newbuildings”). Subject to the terms of this Agreement the Bank has agreed to make available one Advance per Newbuilding each in the maximum sum of five million Dollars ($5,000,000).

2.5	Amount of Advance

The Borrower may not deliver a Drawdown Notice if the amount of the relevant Advance is less than $5,000,000.

2.6	Expected Project Costs

No Advance of Facility B shall constitute Expected Project Costs only.  Any Drawdown Notices for Advances constituting (in part) Expected Project Costs shall be accompanied with invoices or pro-forma estimate invoices itemised in a written inventory each in a form and substance acceptable to the Bank in its sole discretion certified by an officer of the Borrower and presented to the Bank no later than fifteen (15) Banking Days before the relevant Drawdown Date.

2.7	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, on the Drawdown Date for the relevant Advance make such Advance available to the Borrower in accordance with clause 6.2.  The Borrower acknowledges that payment of an Advance to a Seller or any Contract Instalment Advance or Delivery Date Advance to a Builder in accordance with clause 6.2 shall satisfy the obligation of the Bank to lend the corresponding portion of the Commitment to the Borrower under this Agreement.

2.8	Termination of Commitment

2.8.1	If the Commitment is not drawn down in full by the end of the Drawdown Period, the undrawn Commitment shall thereupon be automatically cancelled.

2.8.2
The Borrower shall upon three (3) Banking Days’ notice to the Bank be entitled to permanently reduce or terminate any undrawn portion of Facility B (being five million Dollars ($5,000,000) or any larger sum which is an integral multiple of five million Dollars ($5,000,000)) without premium or penalty.

2.9	Application of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.3, the Bank shall have no responsibility for the application of proceeds of the Loan by the Borrower.

3	Interest and Interest Periods

3.1	Normal interest rate

3.1.1
Subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, the Borrower shall pay interest on Facility A, Facility B or, as the case may be the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the relevant Margin, (b) the Additional Cost and (c) LIBOR for such Interest Period.

3.1.2
For the purposes of this clause 3, the Bank shall on each Margin Set Date, following the Bank’s determination of the Security Value, which determination shall as between the Bank and the Borrower be conclusive, advise the Borrower of the Margin payable in respect of Facility A, Facility B or, as the case may be, the Loan during each quarter commencing from the relevant Margin Set Date.

3.2	Selection of Interest Periods

Subject to (a) paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement and (b) the availability of funds to the Bank in the normal course of dealing in the London Interbank Market for an Interest Period of the duration requested, the Borrower may by notice received by the Bank not later than 11a.m. on the second Banking Day before the beginning of each Interest Period in relation to each Advance or, as the case may be Facility A or, as the case may be, Facility B or, as the case may be, the Loan specify whether such Interest Period shall have a duration of three (3) or six (6) months or such other period as the Borrower may select and the Bank may, in its absolute discretion, agree.  Provided always that if on any date upon which an Interest Period falls to be selected by the Borrower pursuant to this clause 3.2, a Transaction or Transactions (which is/are effective or which shall become effective during the relevant Interest Period) shall have been entered into between the Bank and the Borrower pursuant to the Master Swap Agreement LIBOR shall during the period of any such Transaction(s) and for an amount equal to the notional amount of such Transaction(s) be determined by reference to the rate for deposits in Dollars displayed on Telerate page 3750 (British Bankers’ Association Settlement Rates) in accordance with the proviso to the definition of LIBOR.  For the avoidance of doubt, LIBOR for that Advance or, as the case may be Facility A or, as the case may be, Facility B or, as the case may be part of the Loan which exceeds the notional amount of the Transaction(s) shall be determined by reference to the rate for deposits in Dollars referred to in the definition of LIBOR but excluding the proviso to such definition.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1
the initial Interest Period in respect of the Advance constituting Facility A and the Advance constituting the Initial Revolving Amount shall commence on the date Facility A and the Advance constituting the Initial Revolving Amount under the Loan Agreement are made and each subsequent Interest Period of Facility A and the Advance constituting the Initial Revolving Amount shall commence on the last day of the previous Interest Period relating to Facility A and the Advance constituting the Initial Revolving Amount;

3.3.2
the initial Interest Period in respect of each Advance of Facility B (after the Advance constituting the Initial Revolving Amount) shall commence on the date of the making of that Advance and each subsequent Interest period of each Advance shall commence on the last day of the previous Interest Period relating to that Advance;

3.3.3
if any Interest Period for any Advance and/or Facility A and/or Facility B and/or the Loan would otherwise overrun a Final Repayment Date, then, in the case of the Final Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates (as the case may be) shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the relevant Advance and/or Facility A and/or Facility B and/or the Loan as the case may be having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3;

3.3.4
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3;

3.3.5
for the avoidance of doubt, during the currency of any Transaction, Interest Periods in respect of each Advance or, as the case may be, Facility A or, as the case may be, Facility B or, as the case may be, the Loan shall coincide with the payment dates set out in such Transaction and the rate of interest shall coincide with the fixed rate of interest determined in accordance with such Transaction; and

3.3.6	following consultation with the Borrower the Bank shall be entitled to require that the Interest Periods relating to the Loan or any part thereof to be consolidated.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this clause 3.4.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the relevant Margin (c) the Additional Cost and (d) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which become due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 4.5, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the relevant Margin and the cost of funds (including Additional Cost) to the Bank.

3.5	Notification of Interest Periods and interest rate

The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):

(a)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.  After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan.  The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds including Additional Cost (if any) to the Bank equivalent to the relevant Margin.  Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment, prepayment and reborrowing

4.1	Repayment of Facility A

Subject always to the provisions of this clause 4.1, the Borrower shall repay that part of the Loan forming Facility A by fifteen (15) instalments, one such instalment to be repaid on each of the Repayment Dates relative to Facility A. Subject to the provisions of this Agreement, the amount of the first such instalment shall be ten million six hundred and fifty six thousand eight hundred and ninety nine Dollars and eighty two cents ($10,656,899.82) each of the second instalment to the fourteenth instalment shall be ten million five hundred thousand Dollars ($10,500,000) and the amount of the last instalment shall be forty eight million five hundred thousand Dollars ($48,500,000) (comprising of a repayment instalment in the amount of ten million five hundred thousand Dollars ($10,500,000) and a balloon payment in the amount of thirty eight million Dollars ($38,000,000)).

If Facility A is not drawn in full, the amount of each repayment instalment relative to Facility A shall be reduced proportionately.

4.2	Repayment of Facility B

4.2.1
Subject always to the provisions of this clause 4.2 the Borrower shall repay that part of the Loan forming Facility B (including without limitation the Initial Revolving Amount) by twenty (20) instalments.  One such instalment shall be repaid on each of the Repayment Dates relative to Facility B.  Subject to the provisions of this Agreement the amount of each such instalment shall be equal to the Facility B Repayment Amount as determined by the Bank and notified to the Borrower.  For the avoidance of doubt as from 26 March 2008 (but following the reduction of the Total Facility  B Commitment to one hundred and twenty three million Dollars ($123,000,000) pursuant to clause 4.2.2 and subject to the Borrower drawing down the entire available amount of Facility B) the amount of each of the first to the nineteenth instalments shall be four million and fifty thousand Dollars ($4,050,000) and the amount of the twentieth and final instalment shall be forty six million and fifty thousand Dollars ($46,050,000) (comprising a repayment instalment of four million and fifty thousand Dollars ($4,050,000) and a balloon repayment in the amount of forty two million Dollars ($42,000,000).

4.2.2
The Total Facility B Commitment shall be reduced by the sum of thirty five million Dollars ($35,000,000) to one hundred and twenty three million Dollars ($123,000,000) on 26 March 2008 and thereafter the Total Facility B Commitment shall be reduced on each Reduction Date by a sum equal to each of the Facility B Repayment Amounts referred to in clause 4.2.1 so that on the Final Reduction Date the Total Facility B Commitment shall be reduced to zero.  The Committed Facility B Amount shall be reduced on each Reduction Date by the same percentage amount as the Total Facility B Commitment and to zero on the Final Reduction Date and the Borrower shall on each Repayment Date relative to Facility B repay such further amount as shall ensure that the aggregate of all Advances of Facility B never exceed the Total Facility B Commitment or the Committed Facility B Amount at any relevant time.

4.3	Voluntary prepayment

4.3.1	Prepayment of the Loan

The Borrower may, provided that the Bank shall have received from the Borrower not less than fourteen (14) days notice of its intention to make such prepayment specifying the amount to be prepaid, prepay Facility A or Facility B in the Borrower’s option Loan in whole or part (being five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of five hundred thousand Dollars ($500,000)):

(a)
on any Interest Payment Date relating to the part of the Loan being prepaid together with any amounts payable under clause 11 and accrued interest and commitment commission to the date of prepayment and any other sums then payable under this Agreement and/or the Master Swap Agreement and/or the other Security Documents or any of them in respect of the Loan; and

(b)	at any other time upon payment to the Bank of:

(i)	accrued interest to the date of prepayment; and

(ii)
such additional sum as the Bank in its absolute discretion shall determine to be the loss, cost and expense incurred by the Bank, including in relation to the Master Swap Agreement, as a result of the prepayment not being made on an Interest Payment Date for any part of the Loan being prepaid; and

(iii)
any other sums then payable under this Agreement and/or the Master Swap Agreement and/or the other Security Documents or any of them (including loss of Margin on the amount prepaid to the end of the then current Interest Period).

4.4	Master Swap Agreement, Repayments and Prepayments

4.4.1
Notwithstanding any provision of the Master Swap Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limit, upon a Total Loss in accordance with clause 4.5 and under clause 8.4) then subject to clause 4.4.2 the Bank shall be entitled but not obliged (and, where relevant, may do without the consent of the Borrower, where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, re-book, supplement, cancel, close out, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrower’s continuing obligations under any Transaction and/or the Master Swap Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment Schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

4.4.2
If following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.4.3
The Borrower shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.4.

4.4.4
Notwithstanding any provision of the Master Swap Agreement to the contrary, if for any reason a Transaction has been entered into but the Loan is not drawn down under this Agreement then, subject to clause 4.4.5, the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrower where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, re-book, supplement, cancel, close out, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

4.4.5
If a Transaction has been entered into but the Loan is not drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Transaction, the Borrower shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Swap Agreement and/or otherwise.

Without prejudice to or limitation of the obligations of the Borrower under clause 4.4.3, in the event that the Bank exercises any of its rights under clauses 4.4.1, 4.4.2, 4.4.4 and 4.4.5 and such exercise results in all or part of a Transaction being terminated such Transaction or the part thereof terminated (which shall for the purposes hereof be treated as a separate Transaction) in each case shall be treated under the Master Swap Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Swap Agreement) pursuant to an Event of Default (as so defined in that Section 14) by the Borrower and, accordingly, the Bank shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of Section 6(e)(i) of the Master Swap Agreement in respect of such Transaction.

4.5	Prepayment on Total Loss and sale

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Bank may result in such Ship being subsequently determined to be a Total Loss) before the relevant Advance for such Ship is drawn down, the obligation of the Bank:

(a)	in the case of an Initial Ship to make available the Advance constituting the Facility A or the Advance constituting the Initial Revolving Amount for such Initial Ship; or

(b)	in the case of an Additional Ship to make that Advance of Facility B for such Additional Ship shall immediately cease and in the case of an Initial Ship the Total Facility A Commitment or at the option of the Bank, the Initial Revolving Amount shall be reduced by the amount that would have been applied in refinancing the Initial Ship as set out in Schedule 1, Part 3.

On the date ninety (90) days after that on which a Mortgaged Ship became a Total Loss or immediately prior to the completion of the sale of a Mortgaged Ship or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation (as defined in the relevant Ship Security Documents) is received by the relevant Owner (or the Bank pursuant to the Security Documents), the Borrower shall prepay:

(a)
in the case of the Initial Ships that part of the Advance constituting Facility A or the Initial Revolving Amount as was applied in refinancing the relevant Initial Ship and set out in Schedule 1, Part 3; or

(b)	in the case of the Additional Ships the relevant Advance of Facility B applied in the financing of such Additional Ship; or

(c)
such greater proportion of the Loan as the Bank may in its sole discretion determine to be prepaid but in any event such amount as shall ensure that on the date of such prepayment the Security Value is not less than the Security Requirement.

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

4.5.1	In the case of an actual total loss of a Ship on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

4.5.2
in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of a Ship is given to the insurers of a Ship for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

4.5.3	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

4.5.4	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

4.5.5
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, any additional amount payable under clause 6.6 or 12.2 and (b) all other sums payable by the Borrower to the Bank under this Agreement, the Master Swap Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.

4.7	Notice of prepayment; reduction of repayment instalments

No prepayment may be effected under clause 4.3 unless the Borrower shall have given the Bank at least fourteen (14) days' notice of its intention to make such prepayment.  Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify (i) the amount to be prepaid, and (ii) whether the prepayment is to be applied against Facility A and/or any Advance(s) of Facility B and shall oblige the Borrower to make such prepayment on the date specified.  No amount prepaid may be reborrowed.  Any amount prepaid pursuant to:

4.7.1
clause 4.3 shall be applied (a) in the case of Facility A first in reducing the repayment instalments on a pro rata basis and then the balloon payment in each case as set out in clause 4.1; and (b) in the case of Facility B in reducing the repayment instalments under clause 4.2.1 on a pro rata basis; and

4.7.2
clause 4.4 following the sale or Total Loss of any of the Ships shall be applied first in reducing the repayment instalments of the Advance pursuant to which the relevant Ship was financed or refinanced (including for the avoidance of doubt the balloon payments) on a pro rata basis and thereafter (and to the extent that the relevant Advance is repaid in full) shall be applied to the extent required pursuant to clause 4.5 as between all other Advances on a pro rata basis and in reducing the repayment instalments of such other Advances on a pro rata basis.

The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5	Commitment commission, fees and expenses

5.1	Fees

The Borrower shall pay to the Bank:

5.1.1	on the date of this Agreement an arrangement fee of one million thirty thousand Dollars ($1,030,000);

5.1.2
quarterly in arrears and at the end of the Drawdown Period, commitment commission computed from the date of this Agreement at the rate of zero point three five per cent (0.35%) per annum on the daily undrawn amount of the Loan; and

The fee referred to in clause 5.1.1 and the commitment commission referred to in clause 5.1.2 shall be payable by the Borrower to the Bank whether or not any part or only part of the Commitment is ever advanced.

5.2	Expenses

The Borrower shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank:

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) (if any) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties.  Accordingly, subject to paragraphs (c) and (i) of Part 5 of the Schedule to the Master Swap Agreement, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date (for value on the day on which payment is due) to the account of the Bank with American Express Bank Limited, 23rd Floor, American Express Tower, 200 Vesey Street, New York NY 10285-2300, USA, Account Number 000261123 SWIFT Code:  AEIBUS33 (with a direct tested telex advice to the Bank) or to such other account at such bank in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the relevant Drawdown Date to the account of the Borrower or the account of the relevant Seller specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6	Grossing-up for Taxes

If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account (which shall be the “account current” referred to in the Mortgages governed by the laws of Cyprus) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies and, in case of the Borrower and each of those Initial Owners incorporated in either the Republic of Liberia or the Marshall Islands, incorporated in the Republic of Liberia or the Marshall Islands as a corporation having limited liability, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrower's Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Security Documents and the Underlying Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the relevant Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any of its Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues Borrower or its Related Companies or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any of its Related Companies or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrower or any of its Related Companies or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Underlying Documents, the Security Documents or any of them and each of the Underlying Documents and Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages) and the choice of Cyprus law to govern the Cyprus Mortgages and Deeds of Covenants, the choice of Liberian law to govern the Liberian Mortgages and the choice of Marshall Islands law to govern the Marshall Island Mortgages and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Financial statements correct and complete

the audited financial statements of the Borrower and the audited consolidated financial statements of the Borrower and its Related Companies in respect of the financial year ended on 31 December 2004 as delivered to the Bank have been prepared in accordance with GAAP and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Borrower and its Related Companies respectively as at such date and the results of the operations of the Borrower and the consolidated results of the operations of the Borrower and its Related Companies respectively for the financial year ended on such date and, as at such date, neither the Borrower nor any of its Related Companies had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.10	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Underlying Documents and each of the Security Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.11	No money laundering

in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement and the transactions and other arrangements effected or contemplated by this Agreement, the Borrower is acting for its own accounts and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

7.2	Initial representations and warranties

The Borrower further represent and warrants to the Bank that:

7.2.1	Pari passu

the obligations of the Borrower under this Agreement and the Master Swap Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

7.2.2	No default under other Indebtedness

neither the Borrower nor any of its Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under the Master Swap Agreement or any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports (including all financial information relating to the Borrower and any other Security Party) furnished by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	No Default under any Contract or any Refund Guarantee

no relevant Owner is in default of any of its obligations under any Contract or any of its obligations upon the performance or observance of which depend the continued liability of any Refund Guarantor in accordance with the terms of the relevant Refund Guarantee;

7.2.7	No Encumbrance in respect of pre-delivery security

no relevant Owner has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to any Contract or any Refund Guarantee and such benefit and all such rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

7.2.8	the Ships

each Mortgaged Ship will on the Drawdown Date of Facility A and the Advance under the Facility B in relation to the Initial Revolving Amount or, as the case may be, the Advance for such Ship be:

(a)	in the absolute ownership of the relevant Owner who will on and after such Drawdown Date be the sole, legal and beneficial owner of such Ship;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.9	Ships' employment

other than in respect of such charters, contracts, agreements to enter into charters or contracts in respect of the Initial Ships details of which have been provided to the Borrower and approved by the Bank in writing, no Ship is nor will on or before the Drawdown Date of the Advance constituting Facility A or, as the case may be, the Advance constituting the Initial Revolving Amount or, as the case may be, the relevant Advance for such Ship be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship's Security Documents would have required the consent of the Bank and on or before the Drawdown Date for the Advance constituting Facility A or, as the case may be, the Advance constituting the Initial Revolving Amount or, as the case may be, the Advance for such Ship, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship's Security Documents) may be shared with any other person;

7.2.10	Freedom from Encumbrances

none of the Ships, nor their Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship's Security Documents) nor any of the Operating Accounts nor any of the Underlying Documents nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date for the Advance constituting Facility A or, as the case may be, the Advance constituting the Initial Revolving Amount or, as the case may be, the relevant Advance for such Ship, subject to any Encumbrance; and

7.2.11	Environmental matters

to the best of the knowledge and belief of the Borrower and its respective officers:

(a)	all Environmental Laws applicable to any Fleet Vessel have been complied with and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with; and

(b)	no Environmental Claim has been made or threatened or pending against any member of the Borrower’s Group or any Fleet Vessel and not fully satisfied; and

(c)	there has been no Environmental Incident;

7.2.12	No material adverse change

there has been no material adverse change in the financial position of the Borrower or the consolidated financial position of the Borrower and its Related Companies from that set forth in the financial statements referred to in clause 7.1.9;

7.2.13	Parent company

each of the Owners is the wholly owned subsidiary of the Borrower and the Borrower is legally and beneficially owned as to fifteen per cent (15%) by the Shareholders;

7.2.14	Copies true and complete

the copies of each of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder; and

7.2.15	ISM Code and ISPS Code

any Operator has obtained and maintains (a) a DOC, and will, on or prior to the Drawdown Date, obtain an SMC for the Ships and (b) any certification required in order for any Owner, any Operator and the Ships to comply with the ISPS Code and each of such documents are, or will when issued be, in full force and effect and nothing has happened which might cause any of such documents to be withdrawn.

7.3	Repetition of representations and warranties

7.3.1
On and as of each Advance and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date the Borrower shall (a) be deemed to repeat the representations and warranties in clauses 7.1 (and so that the representation and warranty in clause 7.1.9 shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 8.1) and 7.2 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) have been prepared in accordance with GAAP which have been consistently applied and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Borrower and its Related Companies as at the end of the financial period to which the same relate and the results of the operations of the Borrower and the consolidated results of the operations of the Borrower and its Related Companies respectively for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower nor any of its Related Companies had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will:

8.1.1	Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is a party and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3	Use of proceeds

use the Loan exclusively for the purpose specified in clause 1.1;

8.1.4	Pari passu

ensure that its obligations under this Agreement and the Master Swap Agreement shall, without prejudice to the security intended to be created by the Security Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

(a)
prepare financial statements of the Borrower and consolidated financial statements of the Borrower and its Related Companies in accordance with GAAP and all requirements of the Securities and Exchange Commission of the United States of America consistently applied in respect of each financial year and cause the same to be reported on by its auditors and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than seventy five (75) days after the end of the financial period to which they relate; and

(b)
prepare unaudited financial statements of the Borrower and consolidated financial statements of the Borrower and its Related Companies in respect of each of the first three quarters of each financial year on the same basis as the annual statements and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than forty five (45) days after the end of the financial period to which they relate;

8.1.6	Delivery of Compliance Certificate

deliver to the Bank a Compliance Certificate for the relevant period with each set of financial statements provided pursuant to clause 8.1.5;

8.1.7	Delivery of reports

deliver and procure that the other Security Parties deliver to the Bank as many copies as the Bank may reasonably require at the time of issue thereof of every report, circular, notice or like document issued by any of the Borrower or any other Security Party to its shareholders or creditors generally;

8.1.8	Provision of further information

provide the Bank with such financial and other management information concerning any Borrower, its Related Companies, the other Security Parties and their respective affairs as the Bank may from time to time require and provide within the first ten days of each month management updates (in respect of the preceding month) in respect of cashflows, liquidity and performance of the Borrower and its Related Companies, information regarding changes in respect of vessels owned by the Borrower and any of its Related Companies (including sales of vessels) and any other information that may be requested by the Bank;

8.1.9	Obligations under Security Documents

duly and punctually perform and procure that the other Security Parties duly and punctually perform each of the obligations expressed to be assumed by them under the Security Documents;

8.1.10	ISM Code

(a)	comply with and ensure that each Ship and any Operator at all times complies with the requirements of the ISM Code;

(b)	immediately inform the Bank if there is any actual or threatened withdrawal of an Owner’s or an Operator’s DOC or the SMC in respect of any Ship; and

(c)
promptly inform the Bank upon the issue to the Borrower or any Operator of a DOC and to any Ship of an SMC or the receipt by any of the Borrower or any Operator of notification that its application for the same has been refused;

8.1.11	ISPS Code

(a)
comply with and ensure that each Ship and any Operator at all times complies with the requirements of the ISPS Code and with specifications of the International Maritime Organisation, and any other regulations, either existing or future, of the International Maritime Authority and the European Union; and

(b)	immediately inform the Bank if there is any actual or threatened withdrawal of any certification required in order for any of them, any Operator and/or the Ship to comply with the ISPS Code;

8.1.12	Documents and evidence

provide the Bank with such documents and evidence as the Bank shall from time to time require, based on applicable law and regulations from time to time and the Bank’s own internal guidelines from time to time to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement;

8.1.13	Management of the Borrower

not without the Bank’s written consent appoint at any time a new Chief Executive Officer (other than Evangelos Pistiolis);

8.1.14	Owner’s Guarantee

procure that on or prior to the Drawdown Date of the Advance constituting Facility A and each Advance relative to Facility B (including without limitation the Advance constituting the Initial Revolving Amount) the relevant Owner(s) execute(s) and deliver(s) to the Bank an Owner’s Guarantee;

8.1.15	Intra-Group Loan Agreements

procure that all interest payment dates and all repayment dates relating to the loans to be made pursuant to the Intra-Group Loan Agreements match those of each relevant Advance drawn down by the Borrower under this Agreement in order to make each of the said loans available to the Owners and shall procure and ensure that all sums paid and/or payable by the Owners to the credit of the Operating Accounts shall be freely available to the Bank to meet all payments of principal and interest and all other sums payable by the Borrower to the Bank pursuant to this Agreement and each of the other Security Documents;

8.1.16	Operating Accounts balance

(a)
subject to this clause 8.1.16, on or before the Drawdown Date of the first Advance pay to the credit of the Operating Accounts (or other accounts charged in favour of the Bank in respect of the Ships) an aggregate sum of not less than ten million Dollars ($10,000,000); and

(b)
on and from the Drawdown Date of the first Advance and throughout the Security Period maintain an average balance (calculated on a monthly basis) of not less than ten million Dollars ($10,000,000) and in any event an aggregate balance of not less than five million Dollars ($5,000,000) standing to the credit of the Operating Accounts (or other accounts charged in favour of the Bank in respect of the Ships);

8.1.17	Classification

if and when so requested in writing by the Bank acting in its sole discretion, irrevocably and unconditionally instruct and authorise the Classification Societies (notwithstanding any previous instructions whatsoever which the relevant Owner may have given to any Classification Society to the contrary) as follows:

(a)	to send to the Bank, following receipt of a written request from the Bank, certified true copies of all original certificates of class held by any Classification Society in relation to any Ship;

(b)
to allow the Bank (or its agents), at any time and from time to time, to inspect the classification reports of any Owner for any Ship at the offices of any Classification Society and to take copies of them;

(c)	to notify the Bank immediately in writing if any Classification Society:

(i)	receives written notification from any Owner or any other person that the relevant Ship’s Classification Society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the relevant Ship’s Classification under the rules or terms and conditions of any Owner’s or the relevant Ship’s membership of the Classification Society;

(d)	following receipt by any Classification Society of a written request from the Bank:

(i)
to confirm to the Bank that the relevant Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)
if the relevant Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Bank in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

The Borrower further undertakes with the Bank that it will continue to be responsible to the Classification Societies for the performance and discharge of all their obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Societies, and that nothing in this clause 8.1.17 should be construed as imposing any obligation or liability on the Bank to any Classification Society in respect thereof; and

8.1.18	Newbuilding

in the case of an Additional Ship which is a newbuilding and in respect of which the Borrower or the relevant Owner (as appropriate) is not utilising the facilities made available pursuant to this Agreement to finance all instalments of the Contract Price or the entire Contract Price, pay all instalments of the Contract Price or any part of the Contract Price not being financed under this Agreement in full and in a timely manner and otherwise in accordance with the terms of the relevant Contract and will not incur any Borrowed Money to assist it to finance any part of the Contract Price except for Borrowed Money pursuant to the Security Documents;

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either

(a)
prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)
within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

Clause 4.6 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Ship

Each of the Ships shall, for the purposes of this clause 8.2.2, be valued in Dollars as and when the Bank shall require by an Approved Shipbroker and in any event at least once a quarter immediately prior to each Margin Set Date (such valuation to be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Ship).  Such valuations shall constitute the value of the Ships for the purposes of this clause 8.2.2 unless the Borrower objects to any valuation provided by an Approved Shipbroker within ten (10) days of receipt of such valuation in which event, the value of the relevant Ship shall be the mean of the value specified in such valuation and the value specified in a valuation issued by another Approved Shipbrokers appointed by the Borrower.

The value of the Ships determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained.

8.2.3	Information

The Borrower undertakes to the Bank to supply to the Bank and to any Approved Shipbrokers such information concerning the Ships and their condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation of any of the Ships.

8.2.4	Costs

All costs in connection with (a) the Bank obtaining one (1) valuation of each of the Ships referred to in clause 8.2.2 in any period of twelve (12) months, (b) any valuation issued by another Approved Shipbrokers appointed by the Borrower pursuant to clause 8.2.2, (c) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b) and (d) any valuations obtained following the occurrence of a Default, shall be borne by the Borrower.

8.2.5	Valuation of additional security

For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in Schedule 3 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank, but subject to the proviso hereto:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any of the Borrower or any other person;

8.3.2	No merger

merge or consolidate with any other person;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3 material in the opinion of the Bank in relation to the undertakings, assets, rights and revenues of a Borrower’s Group) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5	Acquisitions

and will procure that no other Related Company shall, acquire any further assets (including vessels) other than the Ships and rights arising under contracts entered into by or on behalf of the Borrower or any Owner in the ordinary course of its businesses of owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course its businesses of owning, operating and chartering the Ships; or

8.3.7	No borrowing

and will procure that no other Related Company shall, incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents (and, in the case of any Owner, Borrowed Money pursuant to the relevant Intra-Group Loan Agreement) or incurred in the ordinary course of its businesses of owning, operating and chartering the Ships; or

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents; or

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship); or

8.3.10	Loans

make any loans (other than the Loans under the Intra-Group Loan Agreements) grant any credit (save as envisaged in clause 8.3.7 and save for normal trade credit in the ordinary course of business) to any person or agree to do so and in the case of the loans to be made under the Intra-Group Loan Agreements, the Borrower will not without the prior written agreement of the Bank and except as envisaged in clause 14.4 accept any repayments of principal or interest or other sums due or payable thereunder or take any action against any Owner; or

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than the Bank) to be guaranteed by any person (save for guarantees or indemnities granted by any Owner and fully subordinated in all respects to the Bank’s rights as lender under this Agreement and the other Security Documents) or from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship); or

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or stock or declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders and will procure that the Owners will not acquire for value any shares of its capital or stock or declare or pay any dividends or distribute any of its present or future assets, undertakings rights or revenues to any of its shareholders following the occurrence of a Default or if the same would result in a Default occurring; or

8.3.13	Subsidiaries and parent

cease to legally and beneficially own 100% of the issued shares in the capital of the Owners whether directly or indirectly;

8.3.14	Change of Classification, Classification Society or Flag State

and will procure that the Owners do not change the Classification, the Classification Society or the Flag State of any Ship;

8.3.15	Managers

change or permit any change in either of the Managers of the Ships or amend or permit any amendment of any of the Management Agreements; and

8.3.16	Constitutional documents

agree to any change to its constitutional documents; and

8.3.17	Equity

and will procure that the Owners do not permit (a) the issue of any convertible equity or the conversion of any existing equity and (b) any further equity participation in the Borrower and/or the Owner unless the same is legally and effectively subordinated to all amounts due to the Bank under the Loan Agreement and the other Security Documents.

Provided always that subject to no Default having occurred and be continuing or resulting from any acquisition or borrowing by a Related Company which is not an Owner, nothing in sub-clauses 8.3.5 or 8.3.7 or 8.3.8 shall prevent the Borrower in assisting any Related Company (which is not an Owner) to acquire, or such Related Company (which is not an Owner) in acquiring, any further tonnage over which such Related Company shall be entitled to grant mortgages, pledges, liens or other encumbrances as security for its obligations.  The Borrower agrees that it shall upon the Bank’s first demand in writing execute such further documents as they may require to create specific cross-default provisions relating to any such acquisitions or borrowing.

8.4	Permitted Ship sales

The Bank shall not unreasonably withhold its consent under any provision of the Security Documents to the sale of a Mortgaged Ship if the Owner delivers to the Bank evidence satisfactory to the Bank that such sale is or will be for the full value of the Ship for payment in cash at arm's length and upon normal commercial terms to a purchaser which is not associated with any Owner or the Borrower provided that no Default has occurred or will, on completion of such sale, have occurred and the Bank is satisfied that on or immediately after the delivery of such Ship to the relevant purchaser, the proceeds of sale of such Ship (after deducting customary brokers' commissions and any expenses related to such sale) will be of an amount not less than that required by the Bank to be prepaid upon completion of such sale pursuant to clause 4.5 together with all sums payable by the Borrower to the Bank under clause 4.6.

8.5	Financial covenants

8.5.1
The Borrower undertakes that at all times during the Security Period the financial condition of the Borrower, which shall be evidenced by the Accounting Information provided to the Bank shall be such that:

(a)	the Borrower’s Adjusted Net Worth shall never be less than two hundred and fifty million Dollars ($250,000,000) and will at all times exceed thirty five per cent (35%) of Total Assets; and

(b)	EBITDA of the Borrower will at all times exceed one hundred and twenty per cent (120%) of the aggregate amount of Fixed Charges;

(c)	the Liquid Funds of the Borrower shall not at any time be less than the higher of:

(i)	ten million Dollars ($10,000,000); or

(ii)	five hundred thousand Dollars ($500,000) per Group Vessel.

The Borrower further confirms and undertakes that if the terms relating to any future Borrowed Money (whether of the Borrower or any Related Company) including financial covenants are different to those detailed in this clause 8.5 the Borrower shall upon the Bank’s first demand in writing execute such documents as the Bank may require to enable the Bank to benefit from such enhanced and/or stronger financial covenants.

8.5.2	For the purposes of this clause 8.5:

“Accounting Information” means the quarterly financial statements and/or the annual audited financial statements to be provided by the Borrower to the Bank in accordance with clause 8.1.5 of this Agreement;

“Accounting Period” means each consecutive period of approximately three months falling during the Security Period (ending on the last day in March, June, September and December of each year) for which Accounting Information is required to be delivered pursuant to clause 8.1.5 of this Agreement;

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount of Total Assets less Consolidated Debt;

“Consolidated Debt” means, in respect of an Accounting Period, the aggregate amount of Debt due by the members of the Group (other than any such Debt owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Consolidated Financial Indebtedness” means, in respect of each Accounting Period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Current Assets” means, in respect of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent Accounting Information;

“Debt” means in relation to any member of the Group (the “debtor”);

(a)	Financial Indebtedness of the debtor;

(b)	liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)
contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the Accounting Information;

(d)	deferred tax of the debtor; and

(e)
liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) if the references to the debtor referred to the other person;

“EBITDA” means, in respect of each immediately preceding period of twelve (12) months (calculated from the date of the then most recent Accounting Information), the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, depreciation, interest, rentals under finance leases and similar charges payable as stated in the then most recent Accounting Information;

“Financial Indebtedness” means, in relation to any member of the Group (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (c) if the references to the debtor referred to the other person;

“Fixed Charges” means, in respect of each immediately preceding period of twelve (12) months (calculated from the date of the then most recent Accounting Information), the aggregate of Interest Expenses and the portion of Consolidated Financial Indebtedness (other than balloon repayments) falling due during that period, as stated in the then most recent Accounting Information;

“Group” means the Borrower and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Group Vessels” means any vessel (including, but not limited to, the Ships) from time to time owned by any member of the Group (each a “Group Vessel”);

“Interest Expenses” means, in respect of an Accounting Period, the aggregate on a consolidated basis of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Liquid Funds” means, in respect of an Accounting Period:

(a)
cash in hand or held with banks or other financial institutions of the Borrower and/or any other member of the Group in Dollars or another currency freely convertible into Dollars, which is free of any Encumbrance (other than a Permitted Encumbrance and other than ordinary bankers’ liens which have not been enforced or become capable of being enforced);

(b)	any other short-term financial investments which is free of any Security Interest (other than a Permitted Security Interest),

as stated in the then most recent Accounting Information;

“Tangible Fixed Assets” means, in respect of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all tangible fixed assets of the Group as stated in the then most recent Accounting Information; and

“Total Assets” means, in respect of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets.

All expressions used in the definitions of this clause 8.5 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America.

8.6	Pre-delivery positive undertakings

In relation to each Additional Ship which is a newbuilding, the Borrower undertakes and agrees with the Bank that it will or will procure that the relevant Owner will:

8.6.1	Document of title to an Additional Ship

give irrevocable instructions to the relevant Builder to hold such Additional Ship and the builder’s certificate and any other document of title to such Additional Ship to the order and at the disposal of the Bank and ensure that the relevant Builder complies with such instructions;

8.6.2	Performance of the Contract

duly and punctually observe and perform all the conditions and obligations imposed on it by the relevant Contract;

8.6.3	Performance by Builder

use its best endeavours to ensure that the Builder of such Additional Ship observes and performs all conditions and obligations imposed on it by the relevant Contract and take all steps within its power to ensure that the Builder proceeds with the construction of such Additional Ship with due diligence and despatch;

8.6.4	Progress of construction

upon the request of the Bank, advise the Bank of the progress of construction of such Additional Ship and supply the Bank with such other information as it may require regarding such Additional Ship, and the materials allocated to such Additional Ship, the relevant Contract, or otherwise relating to the construction of such Additional Ship;

8.6.5	Arbitration under the Contract

in the event that the Builder of such Additional Ship and/or the relevant Owner resort to arbitration as provided in the relevant Contract, immediately notify the Bank in writing that such arbitration has been initiated, advise the Bank in writing of the identity of the appointed arbitrators and upon termination of the arbitration notify the Bank in writing to that effect and supply the Bank with a copy of the arbitration award and a certified English translation thereof;

8.6.6	Conveyance on default

where such Additional Ship is (or is to be) sold in exercise of any power contained in the relevant Pre-delivery Security Assignment or otherwise conferred on the Bank, to execute, forthwith upon request by the Bank, such form of conveyance of such Additional Ship as the Bank may require;

8.6.7	Enforcement of Owner’s rights

do or permit to be done each and every act or thing which the Bank may from time to time require to be done for the purpose of enforcing the relevant Owner’s rights under or pursuant to the relevant Contract and allow the name of the relevant Owner to be used as and when required by the Bank for that purpose;

8.6.8	Notification of rejection of an Additional Ship

notify the Bank immediately if the relevant Builder or (with the prior written consent of the Bank given pursuant to clause 8.5) the relevant Owner cancels, rescinds, repudiates or otherwise terminates the relevant Contract or purports to do so or (with the prior written consent of the Bank given pursuant to clause 8.5) the relevant Owner rejects such Additional Ship or purports to do so or if such Additional Ship shall become a Total Loss or partial loss or shall be damaged;

8.6.9	Ship’s name and registration

register such Additional Ship provisionally or permanently under the laws and flag of the relevant Flag State immediately upon Delivery, procure that (if such Additional Ship is so registered provisionally on the Delivery Date) such Additional Ship is permanently registered under the laws and flag of the relevant Flag State no later than one hundred and eighty (180) days after the Delivery Date and keep such Additional Ship registered at all times from the Delivery Date under the laws and flag of the relevant Flag State; and

8.6.10	Mortgage

execute, and procure the registration of, the Mortgage relative to such Additional Ship under the laws and flag of the relevant Flag State immediately upon Delivery.

8.7	Pre-delivery negative undertakings

In relation to each Additional Ship which is a newbuilding, the Borrower hereby further undertakes and agrees with the Bank that it will not, and will procure that the relevant Owner will not without the prior written consent of the Bank (and then only subject to such conditions as the Bank may impose):

8.7.1	Sale or other disposal

sell or agree to sell, transfer, abandon or otherwise dispose of such Additional Ship or any share or interest therein;

8.7.2	Creation of Encumbrances

create or agree to create or permit to subsist any Encumbrance over such Additional Ship (or any share or interest therein) other than the Encumbrances created or to be created pursuant to the Security Documents;

8.7.3	Variation of Contract

agree to any variation of the relevant Contract or any substantial variation of the specification of such Additional Ship (and for the purpose of this paragraph any extras, additions or alterations which the relevant Owner may desire to effect in the building of such Additional Ship shall be deemed to constitute a substantial variation if the cost thereof (which shall in every case be agreed in writing between the relevant Owner and the relevant Builder before the work is put in hand irrespective of whether the prior consent thereto of the Bank be required hereunder) or if the aggregate cost of the proposed work together with the cost of any work already ordered will alter the fixed price of any of such Additional Ship by an amount greater than five per cent (5%) of the said fixed price);

8.7.4	Releases and waivers of Contract

release the relevant Builder from any of its obligations under the relevant Contract or waive any breach of the relevant Builder’s obligations thereunder or consent to any such act or omission of the relevant Builder as would otherwise constitute such breach;

8.7.5	Delays

without prejudice to clause 8.7.3, agree to any variation of the relevant Contract or the specification of such Additional Ship which would delay the time for delivery of such Additional Ship;

8.7.6	Rejection and cancellation

either exercise or fail to exercise any right which the relevant Owner may have to reject such Additional Ship or cancel or rescind or otherwise terminate the relevant Contract provided always that any such rejection of such Additional Ship or cancellation, rescission or other termination of the relevant Contract by the relevant Owner after such consent is given shall be without responsibility on the part of the Bank who shall be under no liability whatsoever to the extent that such rejection, rescission, cancellation or termination is thereafter adjudged to constitute a repudiation or other breach of such Contract by the relevant Owner;

8.7.7	Assignment of Earnings

assign or agree to assign otherwise than to the Bank the Earnings of such Additional Ship or any part thereof;

8.7.8	Variation of a Refund Guarantee

agree to any variation of the relevant Refund Guarantee;

8.7.9	Release and waiver of the Refund Guarantee

release the relevant Refund Guarantor from any of its obligations under the relevant Refund Guarantee or waive any breach of the relevant Refund Guarantor’s obligations thereunder or consent to any such act or omission of such Refund Guarantor as would otherwise constitute such breach;

8.7.10	Chartering

let or agree to let such Additional Ship:

(a)	on demise charter for any period; or

(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

(c)	on terms whereby more than two months’ hire (or the equivalent) is payable in advance; or

(d)	below the market rate prevailing at the time when such Additional Ship is fixed or other than on arms length terms;

8.7.11	Manager

to appoint a manager of such Additional Ship (other than the Manager) or to terminate or amend the terms of any Management Agreement.

9	Conditions

9.1	Commitment

The obligation of the Bank to make the Commitment available shall be subject to the condition that the Bank, or its duly authorised representative, shall have received the documents and evidence set out in Part 1 of Schedule 3.

9.2	First Advance

The obligation of the Bank to make the first Advance available shall be subject to the condition that the Bank or its duly authorised representative shall have received not later than two (2) Banking Days before the day on which the Drawdown Notice for the first Advance is given, the documents and evidence specified in Part 2 of Schedule 3 in form and substance satisfactory to the Bank.

9.3	All Advances

The obligation of the Bank to make each Advance shall be subject to the further condition that the Bank, or its duly authorised representative, shall have received on or prior to the relevant Drawdown Date of such Advance, the documents and evidence specified in Part 3 of Schedule 3 in form and substance satisfactory to the Bank.

9.4	Contract Instalment Advances of Facility B

The obligation of the Bank to make any Advance which is a Contract Instalment Advance of Facility B shall be subject to the condition that the Bank, or its duly authorised representative, shall have received, on or prior to the day on which that Advance is intended to be made, the documents and evidence specified in Part 4 of Schedule 3 in form and substance satisfactory to the Banks.

9.5	Expected Project Costs

The obligation of the Bank to make any Advance of Facility B for an Additional Ship which is a newbuilding constituting in part Expected Project Costs shall be subject to the further condition that the Bank, or its duly authorised representative, shall have received invoices or pro-forma invoices itemised in a written inventory which properly and accurately represents the Expected Project Costs to the satisfaction of the Bank in its reasonable discretion.

9.6	General conditions precedent

The obligation of the Bank to make any Advance thereof shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance thereof, and at the time of the making of such Advance thereof:

9.6.1
the representations and warranties contained in (i) clauses 7.1 (and so that the representation and warranty in clause 7.1.9 shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 8.1.5), 7.2 and 7.3 and (ii) clauses 4.1 and 4.2 of the Owner’s Guarantees (and so that the representation and warranty in clause 4.1.6 of Owner’s Guarantees shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 5.1 of the Owner’s Guarantees) are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.6.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance thereof.

9.7	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.8	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement and clauses 4 and 5 of the each Owner’s Guarantee.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents or the Underlying Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continued under the Master Swap Agreement or (b) an Early Termination Date (as defined in the Master Swap Agreement) has occurred or been or become capable of being effectively designated under the Master Swap Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Swap Agreement or (d) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3
Breach of Insurance and certain other obligations:  the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower or any Owner commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.1 or 8.2 or 8.6 or 8.7; or

10.1.4
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings including without limitation, any Financial Covenants expressed to be assumed by it under any of the Underlying Documents or the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days (or any such period as the Bank may agree in writing) of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.5
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or any of the Underlying Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents or any of the Underlying Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6
Cross-default: any Indebtedness of any Security Party is not paid when due or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.7
Legal process: any judgment or order made against any Security Party is not stayed or complied with within seven (7) days (or any such period as the Bank may agree in writing) or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within seven (7) days (or any such period as the Bank may agree in writing); or

10.1.8	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; or

10.1.9
Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital or shares, as the case may be; or

10.1.10
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11
Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.12
Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.13
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14
Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17
Invalidity: any of the Security Documents or any of the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents or any of the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.18
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or any of the Underlying Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19
Repudiation: any Security Party repudiates any of the Security Documents or any of the Underlying Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents or any of the Underlying Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21
Material adverse change: there occurs, in the opinion of the Bank, a material adverse change in the financial condition of any Security Party by reference to the financial statements referred to in clause 7.1.9 and clause 4.1.6 of the Owner’s Guarantee; or

10.1.22
Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower or relevant Owner and the Borrower or relevant Owner shall fail to procure the release of such Ship within a period of seven (7) days (or such other period as the Bank may agree in writing) thereafter; or

10.1.23
Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or, if any Ship is only provisionally registered on the Delivery Date for such Ship, such Ship is not permanently registered under the laws and flag of the relevant Flag State within ninety (90) days after the Drawdown Date of the Advance constituting Facility A or, as the case may be, the Advance constituting the Initial Revolving Amount or, as the case may be, the Advance for such Ship or if such registration of any Ship is not renewed at least forty five (45) days (or such other period as the Bank may agree in writing) prior to the expiry of such registration; or

10.1.24
Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.25
Environmental Incidents: there is an Environmental Incident which gives rise, or may give rise, to Environmental Claims which could, in the opinion of the Bank be expected to have a material adverse effect (i) on the business, assets, operations, property or financial condition of any Security Party or the Borrower’s Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.26
P&I: the Borrower or any Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27	Parent company: any Owner ceases to be a wholly-owned subsidiary of the Borrower; or

10.1.28
Breach of Contract: there is a material breach by the Borrower or any Owner, a Seller or a Builder of any Contract or the Borrower fails to repay any Advance of Facility B constituting (in part) Expected Project Costs representing a 10% deposit under a Contract relating to a purchase of an Additional Ship which is a second hand vessel within 7 days of the date of expiry or termination of the relevant Contract; or

10.1.29
Termination or variation of a Contract: a Contract is terminated for any reason whatsoever or a Contract is frustrated or varied in any manner not permitted by or pursuant to the relevant Pre-delivery Security Assignment or this Agreement; or

10.1.30	Termination of a Refund Guarantee: a Refund Guarantee is repudiated, cancelled, rescinded or otherwise terminated; or

10.1.31	Non-Delivery of Ship:

a Ship is not delivered to and accepted by the Borrower or the relevant Owner under a Contract either:

(a)	on or before the Termination Date (or such later date as the Bank in its absolute discretion may agree in writing); and/or

(b)
on the date that it is obliged to take Delivery of the relevant Ship in accordance with any relevant Contract and its failure to take such Delivery will constitute a breach of the provisions of the relevant Contract; or

10.1.32
Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.33
ISM Code: the Borrower or any Owner  or any Operator fails to comply with the requirements of the ISM Code and/or obtain and/or maintain a DOC for itself and an SMC in respect of each of the Ships in accordance with the ISM Code; or

10.1.34
ISPS Code: the Borrower or any Owner or any Operator fails to comply with the requirements of the ISPS Code and/or obtain and/or maintain the certifications required in respect of each of the Ships in accordance with the ISPS Code;  or

10.1.35	Managers: any Manager takes any action or institutes any proceedings or makes or asserts any claim against any Ship in exercise or purported exercise of any claim; or

10.1.36	Management of Borrower: Evangelos Pistiolis ceases to be the Chief Executive Officer of the Borrower without the Bank’s prior written consent; or

10.1.37	Failure to Drawdown Delivery Date Advance: the Borrower fails to drawdown a Delivery Date Advance without the prior written consent of the Bank which shall not be unreasonably withheld; or

10.1.38
Intra-Group Loans Agreements: the Borrower demands or accepts any repayments of principal or interest or any other sum payable under the Intra-Group Loan Agreements save as envisaged by clause 14.4 or takes any action against any Owner without the prior written consent of the Bank; or

10.1.39
Newbuilding: the Borrower or the relevant Owner as the case may be fails to pay all instalments of the Contract Price or any part of the Contract Price not being financed under this Agreement in full and in a timely manner and otherwise in accordance with the terms of the relevant Contract for an Additional Ship which is a newbuilding or the Bank determines in its reasonable opinion that the Borrower or the relevant Owner will not be in a position to pay all such instalments of the Contract Price or any part of the Contract Price not being financed under this Agreement as aforesaid; or

10.1.40
Failure to create a Mortgage: The Borrower or the relevant Owner fails to execute and register at the Registry a valid and effective Mortgage over any Additional Ship which is a newbuilding immediately following Delivery of such Additional Ship pursuant to the relevant Contract or the Bank determines in its reasonable opinion that the Borrower or the relevant Owner will not (or is unlikely to) be able and/or willing to execute and register at the Registry such Mortgage immediately upon Delivery of such Additional Ship.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2
the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify (which certification shall not stand in the case of manifest error) as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3
any prepayment of the Loan or part thereof being made under clause 4.4, 4.5 or 12.1, or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	any Advance not being made for any reason (excluding any default by the Bank) after the relevant Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, claims, expenses, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, orders or other outgoings, of whatever nature (including, without limitation, those arising under Environmental Laws) which may be suffered, incurred, paid by or made or asserted against the Bank at any time whether before or after the repayment in full of principal and interest under this Agreement relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank which would or could not have been brought if the Bank had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to make any Advance or to maintain the Commitment or fund the Loan the Bank shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1
subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4
reduce the Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6
require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrower shall on demand pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss (a) to the extent that the same is taken into account in calculating the Additional Cost or (b) to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1	first in or toward payment of all unpaid fees, commissions and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4
fourthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.6	sixthly the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus,

or in such manner as the Bank may in its reasonable discretion determine.

13.2	Set-off

13.2.1
The Borrower authorises the Bank (without prejudice to any of the Bank's rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents.  For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.  The Bank shall not be obliged to exercise any right given to it by this clause 13.2.  The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.2.2
Without prejudice to its rights hereunder and/or under the Master Swap Agreement, the Bank may at the same time as, or at any time after, any Default under this Agreement or the Borrower’s default under the Master Swap Agreement, set-off any amount due now or in the future from the Borrower to the Bank under this Agreement against any amount due from the Bank to the Borrower under the Master Swap Agreement and apply the first amount in discharging the second amount.  The effect of any set-off under this clause 13.2.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Swap Agreement.

13.3	Further assurance

The Borrower undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower's Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

14.1.1	The Borrower undertakes with the Bank that it will:

(a)
on or before the Drawdown Date of the Advance constituting Facility A or the first Advance (whichever is the earlier) open or procure that there is opened by the relevant Initial Owner the relevant Operating Account and prior to the drawdown of any Advance relative to an Additional Ship open or procure that there is opened by the Owner of the relevant Additional Ship an Operating Account for that Additional Ship; and

(b)
procure that all moneys payable to the Borrower and/or any Owner in respect of the Earnings (as defined in the Ship Security Documents) of the Ships shall, unless and until the Bank directs to the contrary pursuant to proviso (a) to clause 2.1 of the General Assignments, be paid to the relevant Operating Account Provided however that if any of the moneys paid to the Operating Accounts are payable in a currency other than Dollars, the Bank shall convert such moneys into Dollars at the Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency; and

(c)
on or before the first Drawdown Date pay or procure that there is paid the sum of ten million Dollars ($10,000,000) by way of working capital to the Operating Accounts and maintain such balance in accordance with clause 8.1.16.

14.2	Account Terms

14.2.1
Amounts standing to the credit of the Operating Accounts shall, (unless otherwise agreed between the Bank the Borrower and each of the Owners) bear interest at the rates from time to time offered by the Bank to its customers for Dollar deposits in comparable amounts for comparable periods.  Interest shall accrue on the Operating Accounts from day to day and be calculated on the basis of actual days elapsed and a 360 day year and shall be credited as appropriate to the Operating Accounts at such times as the Bank, the Borrower and each of the Owners shall agree.

14.2.2
The Borrower and each of the Owners shall, unless and until a Default shall occur and the Bank shall direct to the contrary, be entitled from time to time to require that moneys for the time being standing to the credit of the Operating Accounts be transferred in such amounts and for such periods as the Borrower and each of the Owners select to fixed-term deposit accounts (“deposit accounts”) opened in the name of the Borrower and each of the Owners with the Bank.  The Borrower and each of the Owners shall not be entitled pursuant to clause 14.3 to withdraw moneys standing to the credit of the Operating Accounts which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrower and each of the Owners shall, on withdrawing such moneys, pay to the Bank on demand any loss or expense which the Bank shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Bank shall be entitled to debit the relevant Operating Account for the amount so certified prior to such withdrawal being made.  In the event that any moneys deposited are to be applied pursuant to clause 14.5, the Borrower and each of the Owners shall, on such application being made, pay to the Bank on demand any loss or expense which the Bank shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Bank shall be entitled to debit the Operating Accounts for the amount so certified prior to such application being made.  Any deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of the Operating Accounts from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to the Operating Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

14.3	Operating Account: withdrawals

Unless the Bank otherwise agrees in writing, the Borrower and each of the Owners shall not be entitled to withdraw any moneys from the Operating Accounts at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, the Borrower and each of the Owners may, subject to clause 14.2.2 withdraw moneys from the Operating Accounts, provided that the aggregate amount standing to the credit of the Operating Accounts after such withdrawal does not result in a breach of the provisions of clause 8.1.16 for the following purposes:

14.3.1
to pay any amount to the Bank in or towards payment of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents and to the extent that there are moneys standing to the credit of the Operating Accounts as at any Repayment Date and Interest Payment Date or other relevant date, the Borrower and each of the Owners hereby irrevocably authorise the Bank to apply such moneys in or towards payment of any instalments of interest or principal or other amounts payable pursuant to the Security Documents provided always that this shall be strictly without prejudice to the obligations of the Borrower and each of the Owners to make any such payments to the extent that the aforesaid application by the Bank is insufficient to meet the same; and

14.3.2
to pay the proper and reasonable operating expenses (including costs of insuring, repairing and maintaining the Ships) of the Ships and the proper and reasonable expenses of administering the affairs of the Borrower and each of the Owners; and

14.3.3	to pay any Manager’s remuneration under any Management Agreement in the amounts and at the times therein stated.

14.4	Repayment under the Intra-Group Loan Agreements

The Borrower acknowledges and agrees that:

14.4.1
until such time as all sums due and payable under this Agreement and each of the other Security Documents have been satisfied in full the obligation of each Owner to pay all sums of principal and interest and any other sums payable under the relevant Intra-Group Loan Agreements shall be fully satisfied by that Owner depositing the relevant sums to the credit of its Operating Account and the Borrower hereby irrevocably and unconditionally acknowledges that all moneys from time to time standing to the credit of the Operating Accounts shall be freely available to the Bank for application in or towards payment of any instalments of principal or interest or any other amounts then due and payable pursuant to this Agreement and any of the other Security Documents; and

14.4.2
at any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower or any Owner, apply all moneys then standing to the credit of the Operating Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.5	Application of accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower or any Owner, apply all moneys then standing to the credit of the Operating Accounts (together with interest from time to time accruing or accrued thereon) in payment to the Bank and the Bank shall apply the same in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.6	Charging of Operating Accounts

14.6.1	The Operating Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Operating Account Charges.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution (an “Assignee”) without the consent of the Borrower.

15.4	Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) without the consent of the Borrower.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4 the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.  If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrower promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:

(a)	to the Borrower and any Owner at:

c/o Top Ships Inc.
1, Vas. Sofias & Meg. Alexandrou Str.
151 24 Maroussi
Greece

Fax no:   +30 210 614 1272
Attention:   Legal Department;

(b)	to the Bank at:

Shipping Business Centre
5-10 Great Tower Street
London
EC3P 3HX

Fax No:   +44 207 283 7538
Attention:  Ship Finance

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

16.4	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17	Governing law and jurisdiction

17.1	Law

This Agreement is governed by and shall be construed in accordance with English law.

17.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts.  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Top Tankers (U.K.) Limited at present of Att: Aris Christinis, 8 Duke Street, London W1U 3EW, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

  Schedule 1
Part 1 - Initial Ships

Ship	Owner	Country of Incorporation of Owner	Flag	Official Number	Classification Society	Classification	Ship Type	Year Built	Deadweight/TEU	Account number
“DAUNTLESS”	Lefka Shipping Company Limited	Marshall Islands	Marshall Islands	2308	Det Norske Veritas	+1A1 Tanker for Oil ESP SPM E0 VCS-2 CSA-1 Nauticus	Products Tanker	1999	46,168	LEFSHI-USD1
“DOUBTLESS”	Falakro Shipping Company Limited	Liberia	Liberia	9363	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Products Tanker	1991	47,076	FASHOT-USD1
“ENDLESS”	Litochoro Shipping Company Limited	Marshall Islands	Marshall Islands	2040	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Oil Tanker	1992	135,915	LITOSHIP-USD1
“FAITHFUL”	Gramos Shipping Company Inc.	Marshall Islands	Marshall Islands	1689	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Products Tanker	1992	45,000	GRAMSHIP-USD1
“FAULTLESS”	Parnasos Shipping Company Limited	Liberia	Liberia	12601	Det Norske Veritas	+A1 Tanker for oil, ESP EO PP3 Nauticus	Oil Tanker	1992	154,970	PASHICO-USD1
“FLAWLESS”	Pylio Shipping Company Limited	Liberia	Liberia	9475	Det Norske Veritas	+1A1 tanker for oil ESP PP3 ED-SBM	Oil Tanker	1991	154,970	PYSHCO-USD1
“LIMITLESS”	Mytikas Shipping Company Limited	Marshall Islands	Marshall Islands	2034	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Oil Tanker	1993	136,055	MYSHCO-USD1
“NOISELESS”	Imitos Shipping Company Limited	Marshall Islands	Marshall Islands	2234	Det Norske Veritas	+A1, oil carrier, ice class DO, (E) +AMS +ACCU	Oil Tanker	1992	149,554	IMSHCO-USD1
“PRICELESS”	Kisavos Shipping Company Limited	Marshall Islands	Marshall Islands	1598	Det Norske Veritas	+1A1 Tanker for oil ESP PP3 EO	Oil Tanker	1991	154,970	KISHCO-USD1
“SOUNDLESS”	Agrafa Shipping Company Limited	Marshall Islands	Marshall Islands	2309	Det Norske Veritas	+1A1 Tanker for Oil ESP SPM E0 VCS-2 CSA-1 Nauticus	Products Tanker	1999	46,168	AGRSHI-USD1
“SPOTLESS”	Idi Shipping Company Limited	Liberia	Liberia	9361	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Products Tanker	1991	47,076	IDISHCO-USD1

“TAINTLESS”	Giona Shipping Company Limited	Marshall Islands	Marshall Islands	2307	Det Norske Veritas	+1A1 Tanker for Oil ESP SPM E0 VCS-2 CSA-1 Nauticus	Products Tanker	1999	47,084	GIOSHI-USD1
“TIMELESS”	Taygetus Shipping Company Limited	Liberia	Liberia	9480	Det Norske Veritas	+1A1 tanker for oil ESP PP3 ED-SBM	Oil Tanker	1991	154,970	TASHCO-USD1
“TOPLESS”	Agion Oros Shipping Company Limited	Marshall Islands	Marshall Islands	2310	Det Norske Veritas	NS MNS M0	Products Tanker	1998	47,262	AGORSHI-USD1
“VANGUARD”	Pageon Shipping Company Limited	Cyprus	Cyprus	709465	Det Norske Veritas	+1A1 Ice-C tanker for oil ESP EO Nauticus	Products Tanker	1992	47,084	PAGSHICO-USD1

Part 2 - Additional Ship Selection Criteria

(A)	Each Additional Ship shall:

1	be a standard double hull crude oil or double hull product oil tanker;

2	be aged 10 years or less on the relevant Delivery Date;

3	maintain a flag and class acceptable to the Bank;

4	be wholly owned by the Borrower or an Additional Owner; and

5	have a purchase price which shall not exceed the Fair Market Value for such Additional Ship.

(B)	The Bank shall be satisfied that Facility B relating to such Additional Ship can be repaid by the Borrower in accordance with clause 4.2; and

(C)	Each Additional Ship shall be acceptable to the Bank in its absolute discretion.

Part 3 - Maximum amount of Intra-Group Loan per Initial Ship

Initial Ships	Maximum Amount $
“DAUNTLESS”	36,550,000.00
“DOUBTLESS”	10,500,000.00
“ENDLESS”	19,300,000.00
“FAITHFUL”	11,100,000.00
“FAULTLESS”	25,800,000.00
“FLAWLESS”	18,100,000.00
“LIMITLESS”	19,800,000.00
“NOISELESS”	25,800,000.00
“PRICELESS”	25,800,000.00
“SOUNDLESS”	36,550,000.00
“SPOTLESS”	10,500,000.00
“TAINTLESS”	36,550,000.00
“TIMELESS”	18,100,000.00
“TOPLESS”	34,350,000.00
“VANGUARD”	10,856,899.82
$339,656,899.82

Part 4 - Details of Initial Owners

Initial Ship	Initial Owner	Country of Incorporation	Address	Shareholder
“DAUNTLESS”	Lefka Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“DOUBTLESS”	Falakro Shipping Company Limited	Liberia	80 Broad Street, Monrovia, Liberia	Borrower
“ENDLESS”	Litochoro Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“FAITHFUL”	Gramos Shipping Company Inc.	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“FAULTLESS”	Parnasos Shipping Company Limited	Liberia	80 Broad Street, Monrovia, Liberia	Borrower
“FLAWLESS”	Pylio Shipping Company Limited	Liberia	80 Broad Street, Monrovia, Liberia	Borrower
“LIMITLESS”	Mytikas Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“NOISELESS”	Imitos Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“PRICELESS”	Kisavos Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“SOUNDLESS”	Agrafa Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“SPOTLESS”	Idi Shipping Company Limited	Liberia	80 Broad Street, Monrovia, Liberia	Borrower
“TAINTLESS”	Giona Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“TIMELESS”	Taygetus Shipping Company Limited	Liberia	80 Broad Street, Monrovia, Liberia	Borrower
“TOPLESS”	Agion Oros Shipping Company Limited	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands	Borrower
“VANGUARD”	Pageon Shipping Company Limited	Cyprus	284 Arch. Makarios III Avenue, Limassol, Cyprus	Borrower

                           Schedule 2
Form of Drawdown Notice
(referred to in clause 2.2)

To:          The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London
   EC3P 3HX                                                                                                                                                                                                                     2005

U.S.$545,656,899.82 Loan
Facility Agreement dated • 2005

We refer to the above Agreement and hereby give you notice that we wish to draw down the sum of [•] representing:

[Facility A]
[the Initial Revolving Amount]
[Advance(s) under Facility B]
[the Contract Instalment Advance under Facility B payable at [stage]]
[the Delivery Date Advance under Facility B]
[the Expected Project Cost under Facility B]

on {date} [and select a first Interest Period in respect thereof of [] months] [the first Interest Period in respect thereof to expire on {date}].  The funds should be credited to [name and number of account] with [details of bank in New York City].

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in

(i)
clauses 7.1 and 7.2 of the Loan Agreement (and so that the representation and warranty in clause 7.1.9 refers for this purpose to the audited financial statements of the Borrower and the consolidated financial statements of the Borrower and its Related Companies in respect of the financial year ended on {date}); and

(ii)
clause 4.1 and 4.2 of each Owner’s Guarantee (and so that the representation and warranty in clause 4.1.6 of each Owner’s Guarantee refers for this purpose to the consolidated financial statements of the Borrower and its Related Companies in respect of the financial year ended on {date};

(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)
there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and our Related Companies from that set forth in the financial statements referred to in (b) above.

Words and expressions defined in the Agreement shall have the same meanings where used herein.

……………………………………………………….
For and on behalf of
TOP SHIPS INC

Schedule 3
Documents and evidence required as conditions precedent to the Commitment

(referred to in clause 9)

Part 1

(a)	Constitutional documents

copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

(b)	Corporate authorisations

copies of resolutions of the directors and shareholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as:

(i)	being true and correct;

(ii)	being duly passed at meetings of the directors of such Security Party and other than in the case of the Borrower of the shareholders of such Security Party each duly convened and held;

(iii)	not having been amended, modified or revoked; and

(iv)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

(c)	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

(d)	Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

(e)	Borrower’s consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrower's Security Documents;

(f)	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

(g)	Additional documents and evidence

to the extent required by any change in applicable law and regulation or any changes in the Bank’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Bank pursuant to clause 8.1.12, such further documents and evidence as the Bank shall require to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement; and

(h)	Fees, commissions and expenses

evidence that any fee and commitment commission due pursuant to the terms of clause 5.1 or any other provision of the Security Documents and all expenses under clause 8.2 have been paid in full.

Part 2

Documents and evidence required for the First Advance being made

(a)	Conditions precedent

evidence that the conditions precedent set out in Part 1 of Schedule 3 remain fully satisfied;

(b)	Security Documents

the Master Swap Agreement, the Master Swap Agreement Security Deed, the Accounts Charges, the relevant Owner’s Guarantees, the Assignment of the Intra-Group Loan Agreements and the relevant Intra-Group Loan Agreement, duly executed;

(c)	Legal opinions

(i)     Marshall Islands opinion

an opinion of Seward & Kissel special legal advisers to the Bank dated no earlier than fifteen (15) days prior to the date of this Agreement;

(ii)    Owner(s)’ opinion

an opinion of the Bank’s special legal advisers in each Relevant Jurisdiction with respect to the relevant Owner dated no earlier than fifteen (15) days prior to the date of this Agreement;

(iii)   Manager(s)’ opinion

an opinion of the Bank’s special legal advisers in each Relevant Jurisdiction with respect to the relevant Manager dated no earlier than fifteen (15) days prior to the date of this Agreement;

 (iv)   Further opinions

 any such further opinion as may be required by the Bank;

(d)	Borrower’s process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Bank of a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower’s agent;

(e)	Owner’s process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Bank of a letter from the Owner’s or the Security Party’s agent for receipt of service of proceedings referred to in, inter alia, clause 9.2 of the Owner’s Guarantee accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Owner’s or the Security Party’s agent;

(f)	Manager’s process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Bank of a letter from the Manager’s or the Security Party’s agent for receipt of service of proceedings referred to in, inter alia, paragraph 6(b) of the Manager’s Undertaking accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Manager’s or the Security Party’s agent;

(g)	Valuations

copies, certified by an officer of the Borrower, of valuations of each relevant Ship dated no earlier than fifteen (15) days prior to the Drawdown Date of the first Advance setting out the fair market value of each relevant Ship, such valuations to be conducted in accordance with clause 8.2.2 and each valuation to be in form and substance acceptable to the Bank;

(h)	Fees, commissions and expenses

evidence that any fees and commission due from the Borrower pursuant to the terms of clause 5.1 or any other provision of the Security Documents and all expenses under clause 5.2 have been paid in full;

(i)	Operating Accounts

evidence that each of the Operating Accounts has been opened together with mandates in respect thereof and the sum prescribed in clause 14.1.3 has been credited to each of the Operating Accounts (excluding the moneys representing any Borrower’s equity contribution to the relevant Contract Price);

(j)	Ownership

evidence in a form and substance acceptable to the Bank in its sole discretion confirming that:

(i)	each Owner is the legally and beneficially wholly-owned subsidiary of the Borrower; and

(ii)	the Shareholders are the legal and ultimate beneficial owners of fifteen per cent (15%) of the issued share capital of the Borrower;

(k)	Financial statements and Compliance Certificate

the financial statements for the year ending 31 December 2004 required pursuant to clause 8.1.5 and the Compliance Certificate required pursuant to clause 8.1.6 have been delivered to the Bank;

(l)	Subordination of rights

evidence in a form and substance acceptable to the Bank in its sole discretion that all equity holders of the Borrower and/or each Owner are legally and effectively subordinated to any and all amounts due to the Bank under this Agreement and each of the other Security Documents; and

(m)	Existing Loan Agreement

evidence that all sums due and payable under the Existing Loan Agreement have been paid and/or prepaid in full.

Part 3

Documents and evidence required as conditions precedent

to all Advances being made

(a)	Conditions precedent

if an Additional Ship is a newbuilding, evidence that the conditions precedent set out in Part 1 and Part 2 of Schedule 3, remain fully satisfied;

(b)	No claim

if an Additional Ship is a newbuilding, evidence satisfactory to the Bank that the relevant Builder (and any other party who may have a claim pursuant to the relevant Contract) has no claims against such Additional Ship or the Borrower or relevant Owner and that there have been no breaches of the terms of the relevant Contract or the Refund Guarantee or any default thereunder;

(c)	No variations to Contract

if an Additional Ship is a newbuilding, evidence that there have been no amendments or variations agreed to the relevant Contract and that no action has been taken by the Borrower; the relevant Owner or the relevant Builder which might in any way render the relevant Contract inoperative or unenforceable, in whole or in part;

(d)	No Encumbrance

if an Additional Ship is a newbuilding, evidence that there is no Encumbrance of any kind created or permitted by any person on or relating to the relevant Contract other than a Permitted Encumbrance;

(e)	Certified Underlying Documents

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the Borrower or relevant Owner of each of the Underlying Documents other than with respect to any Refund Guarantee which the Borrower and/or the relevant Owner shall provide in original form and which Refund Guarantee shall be in a form and substance acceptable to the Bank;

(f)	Ship conditions

Evidence that the Ship(s) for which the relevant Advance is to be made:

(i)	Registration and Encumbrances

is permanently or, as the case may be, provisionally registered in the name of the relevant Owner under the laws and flag of the relevant Flag State through the relevant Registry and that such Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) are free of Encumbrances;

(ii)	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(iii)	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship);

(g)	Cancellation

in respect of an Additional Ship, evidence that the prior registration of such Ship in the name of the relevant Seller has been or within a period of seven (7) days following the Delivery Date of such Ship, will be cancelled and that no Encumbrances are registered against such Ship on such prior register;

(h)	Borrower’s and Owner’s further corporate authorisations

copies of the resolutions of the Borrower’s and relevant Owner’s directors and shareholders evidencing authorisation of the acceptance of the delivery of such Ship and authorisation and approval of the Ship Security Documents for such Ship and the transactions contemplated therein and any other documents issued or to be issued pursuant thereto and authorising their appropriate officers or other representatives to execute the same on their behalf certified in the manner referred to in paragraph (b) of Part 1 of this Schedule (or other evidence of such authorisation, approval and/or ratification) and any power of attorney issued pursuant to the said resolutions;

(i)	Other further corporate authorisations

copies of the resolutions of the directors of each Security Party evidencing authorisation and approval of the Manager’s Undertaking for such Ship to which such Security Party is, or is to be a party and the transactions contemplated therein and any other documents issued or to be issued pursuant thereto and authorising its appropriate officer or other representative to execute the same on its behalf certified in the manner referred to in paragraph (b) of Part 1 of this Schedule (or other evidence of such authorisation, approval and/or ratification) and any power of attorney issued pursuant to the said resolutions;

(j)	Updated certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons and copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Delivery Date for such Ship) by an officer of such Security Party to be, in the case of the list of directors, true, complete and up to date and, in the case of the specimen signatures, true signatures of such persons or a certificate by an officer of such Security Party that the list provided in respect of the Security Party pursuant to paragraph (d) of Part 1 of this Schedule and that the specimen signatures provided in respect of the Security Party pursuant to paragraph (c) of Part 1 of this Schedule remain true, complete and up to date;

(k)	Management

to the extent not provided pursuant to Schedule 3, Part 1, the Manager’s Undertaking duly executed and copies, certified by an officer of the Borrower or the relevant Owner, of the Management Agreement for such Ship;

(l)	Security Documents

the Ship Security Documents (including without limitation in the case of an Additional Ship which is a newbuilding the Pre-delivery Security Assignment) for such Ship, the Intra Group Loan Agreement, the Assignment of Intra Group Loan Agreement, the relevant Owner’s Guarantee and the relevant Account Charge duly executed;

(m)	Mortgage registration

evidence that the Mortgage over such Ship has been registered against such Ship under the laws and flag of the relevant Flag State through the relevant Registry;

(n)	Notices of assignment and acknowledgement

copies of duly executed notices of assignment required by the terms of such Ship Security Documents and in the forms prescribed by such Ship Security Documents;

(o)	Valuations

a valuation (dated not more than five (5) days prior to the date of the relevant Advance) of the relevant Ship demonstrating that the market value of such Ship (or if appropriate the aggregate market value of the Ship and any other Mortgaged Ships) determined in accordance with clause 8.2.2 results in the Security Value being at least equal to the Security Requirement;

(p)	Survey report

if so required by the Bank, a survey report by surveyors acceptable to the Bank and dated not earlier than thirty (30) days prior to the Drawdown Date of the Advance constituting Facility A or, as the case may be, the Initial Revolving Amount or, as the case may be, the relevant Advance, evidencing that such Ship is seaworthy in every respect;

(q)	Evidence of subordination

evidence in a form and substance satisfactory to the Bank that (i) any Indebtedness of the Borrower incurred pursuant to any shareholder loan(s) and/or (ii) any part of the relevant Contract Price not advanced by way of the Loan and borrowed by the Borrower has been subordinated in all respects to the Borrower’s obligations under this Agreement and the Master Swap Agreement;

(r)	ISM Code and ISPS Code

a copy certified as a true and complete copy by an officer of the relevant Manager of the DOC issued to the Operator and  the relevant Owner of the SMC for the relevant Ship and the International Ship Security Certificate issued by the relevant Flag State in accordance with the ISPS Code for the relevant Ship;

(s)	Legal opinions

(i)	an opinion of Chrysses Demetriades & Co., special legal advisers in the Republic of Cyprus to the Bank;

(ii)	an opinion of Seward & Kissel, special legal advisers to the Bank on Liberian law; and

(iii)	an opinion of Seward & Kissel, special legal advisers to the Bank on Marshall Islands law;

(iv)	any such further opinion as may be required by the Bank;

(t)	Insurance Opinion

an opinion from Messrs. BankServe Insurance Services Limited, insurance consultants to the Bank, on the insurances effected or to be effected in respect of such Ship upon and following the relevant Drawdown Date;

(u)	Owner’s process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Bank of a letter from the Owner agent for receipt of service of proceedings referred to in the documents issued by such Owner accepting its appointment under the said clause;

(v)	Managers’ process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Bank of a letter from the Managers’ agent for receipt of service of proceedings referred to in paragraph 6(b) of the Manager’s Undertakings accepting its appointment under the said paragraph;

(w)	Manager's confirmation

the managers of such Ship have confirmed in writing that the representations and warranties set out in clause 7.2.11 (Environmental matters) are true and correct;

(x)	Certificates of financial responsibility

a copy of a certificate of financial responsibility in relation to each Ship complying with the requirements of the United States Oil Pollution Act 1990 or the United States Comprehensive Environmental Response Compensation Liability Act 1980 together with evidence of approval thereof by the relevant regulatory authorities; and

(y)	Delivery Documents

in the case of a drawdown relating to an Additional Ship, copies of the Builder’s Certificate and/or Bill of Sale and the Protocol of Delivery and Acceptance and any other document required by the Bank in relation to the change of title of such Additional Ship; and

(z)	Contract Price Payment

in the case of a drawdown relating to an Additional Ship, evidence that the Borrower is in a position to make payment of the difference between the relevant Advance and the Contract Price for the relevant Additional Ship.

Part 4

Additional documents and evidence required as a condition precedent to any Contract
Instalment Advance of Facility B (referred to in clause 9.4)

(a)	Conditions precedent

evidence that the conditions precedent set out in Part 1 and Part 2 of Schedule 3, remain fully satisfied;

(b)	No claim

evidence satisfactory to the Bank that the relevant Builder (and any other party who may have a claim pursuant to the relevant Contract) has no claims against the Additional Ship or the Borrower or relevant Owner and that there have been no breaches of the terms of the relevant Contract or the Refund Guarantee or any default thereunder;

(c)	No variations to Contract

evidence that there have been no amendments or variations agreed to the relevant Contract and that no action has been taken by the Borrower, the relevant Owner or the relevant Builder which might in any way render such Contract inoperative or unenforceable, in whole or in part;

(d)	No Encumbrance

evidence that there is no Encumbrance of any kind created or permitted by any person on or relating to the relevant Contract other than a Permitted Encumbrance;

(e)	Equity contribution

evidence in a form and substance satisfactory to the Bank, that the Borrower or the relevant Owner has paid to the relevant Builder any required equity contribution for such Additional Ship;

(f)	Invoices

a certified copy of the invoices in respect of which payment is due to the relevant Builder from the Borrower or the relevant Owner and such other evidence as the Bank may reasonably require that such payment is due and payable to such Builder;

(g)	Fees, commissions and expenses

evidence that any fees due from the Borrower pursuant to the terms of clause 5.1 or any expenses under clause 5.2 or any other provision of the Security Documents have been paid in full; and

(h)	Title documents

if the Additional Ship is a newbuilding copies of the Builder’s certificate and bill of sale in favour of the relevant Owner from the Builder and a protocol of delivery and acceptance duly executed and such other evidence as the Bank may reasonably require (including evidence of the Builder’s corporate authorisations to deliver title to the relevant Ship) that the relevant Owner will obtain good title to the relevant Ship on or before the relevant Delivery Date.

Schedule 4
Additional Cost

1	The Additional Cost shall be calculated by the Bank in respect of each period for which it falls to be calculated in relation to the Loan in accordance with the following formula:

Y	0.01F	= per cent per annum
100

Where:

F  = The effective per annum rate of charge payable by the Bank in respect of the Periodic Fee expressed as an amount of Sterling per £1,000,000 of its Tariff Base, calculated as being the amount of the Periodic Fee divided by the result of dividing the amount of the Bank’s Tariff Base by £1,000,000 or, in the case only of the Periodic Fee for the four month period ended 31 March 2002, the amount resulting from the foregoing calculations multiplied by three.

Y  =  The fraction of foreign currency liabilities taken into account under the Fees Rules in calculating the Tariff Base (disregarding any offset for claims on non-resident offices).

2	For the purposes of calculating the Additional Cost:

(a)	the formula is applied on the first day of each period for which it falls to be calculated (and the result shall apply for the duration of such period);

(b)	each amount is rounded up to the nearest four decimal places; and

(c)	if the formula produces a negative percentage, the percentage shall be taken as zero.

3
If alternative or additional financial requirements are imposed by the Bank of England, the Financial Services Authority or any other United Kingdom governmental authority or agency which in the Bank’s opinion make the formula no longer appropriate, the Bank shall be entitled by notice to the Borrower to stipulate such other formula as shall be suitable to apply in substitution for the formula.  Any such other formula so stipulated shall take effect in accordance with the terms of such notice.

4	In this Schedule 4:

(a)
“Fees Rules” means the then current rules on periodic fees contained in the Supervision manual of the Financial Services Authority’s Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the regulation of the accepting of deposits;

(b)	“Fee Tariffs” means the fee tariffs most recently published by the Financial Services Authority in the Fees Rules in respect of activity group A.1 Deposit acceptors therein;

(c)
“Periodic Fee” means the periodic fee for the period to which the Fee Tariffs relate payable to the Financial Services Authority under the Fees Rules by the Bank in respect of its being in the activity group A.1 Deposit acceptors in the Fees Rules;

(d)	“Sterling” means the lawful currency of the United Kingdom; and

(e)
“Tariff Base” has the meaning given to it in the Fees Rules in respect of activity group A.1 Deposit acceptors therein and the period to which the Fee Tariffs relate, and will be calculated in accordance therewith.

Schedule 5
Form of Compliance Certificate

To:          The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London
EC3P 3HX

From:      Top Ships Inc. (the “Company”)
2005

Facilities Agreement dated [•] 2005 (the “Facilities Agreement”)

Terms defined in the Corporate Guarantee shall have the same meaning when used herein.

We, [  ] and [  ], each being a director of the Company, refer to clause 8.5 of the Facilities Agreement and hereby certify that, as at [insert date of accounts] and on the date hereof:

1	Financial Covenants

(a)	the Company’s Adjusted Net Worth is not less than two hundred and fifty million Dollars ($250,000,000) and exceeds thirty five per cent (35%) of Total Assets; and

(b)	EBITDA of the Company exceeds one hundred and twenty per cent (120%) of the aggregate amount of Fixed Charges;

(c)	the Liquid Funds of the Guarantor are not less than the higher of:

(i)	ten million Dollars ($10,000,000); or

(ii)	five hundred thousand Dollars ($500,000) per Group Vessel.

and we hereby confirm that the above comply with the provisions of clause 8.5 of the Facilities Agreement.

2	Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default].  [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

Signed:             ……………………….
       [Authorised Signatory]

Schedule 6
Master Swap Agreement and Novation Agreement

Schedule 7
Form of Master Swap Agreement Security Deed

Schedule 8
Form of Intra-Group Loan Agreements

Schedule 9
Form of Assignment of Intra-Group Loan Agreements

Schedule 10
Form of Owner’s Guarantee

Schedule 11
Forms of Mortgages

Part 1
Form of Cyprus Mortgage

Part 2
Form of Liberian/Marshall Islands Mortgage

Schedule 12
Form of Deed of Covenant

Schedule 13
Forms of General Assignments

Part 1
Form of Cyprus General Assignment

Part 2
Form of Liberian/Marshall Island General Assignment

Schedule 14
Form of Operating Accounts Charge

Schedule 15
Form of Manager’s Undertaking

The Borrower

SIGNED by	)
for and on behalf of	)
TOP SHIPS INC	)
pursuant to a	)
power of attorney dated	)
........................................
Attorney-in-fact

The Bank

SIGNED by	)
for and on behalf of	)
THE ROYAL BANK OF SCOTLAND plc	)
pursuant to a power	)
of attorney dated	)	.........................................
Attorney-in-fact

SIGNED by for and on behalf of TOP SHIPS INC. pursuant to board resolutions dated 25 March 2008	) ) ) ) )	/s/Theodora Hitropetrou Authorized signatory

/s/Eirini Alexandropoulou Erini Alexandropoulou Attorney-at-law

SIGNED by Stephen Moorby the duly authorized signatory for and on behalf of THE ROYAL BANK OF SCOTLAND plc	) ) ) )	/s/Stephen Moorby Authorised signatory